TRANSGLOBE ENERGY CORPORATION
Suite 2300, 250 - 5th Street S.W.
Calgary, Alberta T2P 0R4
Tel: (403) 264-9888
Website: www.trans-globe.com
NOTICE OF THE ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2019

TO THE HOLDERS OF COMMON SHARES
Notice is hereby given that the Annual General and Special Meeting (the "Meeting") of the holders of common shares ("Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Company") will be held on the 3rd Floor of Centennial Place West, Foothills Room, 250 - 5th Street S.W., Calgary, Alberta, on Friday, May 10, 2019, at 9:00 a.m. (Calgary time), for the following purposes:

1.
to receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2018 and the Report of the Company's Independent Registered Public Accounting Firm thereon;

2.	to fix the number of Directors of the Company to be elected at the Meeting at seven;

3.	to elect the Directors of the Company for the ensuing year;

4.	to appoint Deloitte LLP as auditors of the Company and to authorize the Directors to fix their remuneration as such;

5.	to approve an advisory resolution to accept the Company's approach to executive compensation;

6.	to approve all unallocated stock options under the Company's stock option plan; and

7.	to transact such further and other business as may properly come before the Meeting.
The nature of the business to be transacted at the Meeting is described in further detail in the accompanying management information circular.
The record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting is March 27, 2019. Shareholders of the Company whose names have been entered in the register of shareholders at the close of business on that date will be entitled to receive notice of and to vote at the Meeting, provided that, to the extent a shareholder transfers the ownership of any of such shareholder's Common Shares after such date and the transferee of those Common Shares establishes that the transferee owns the Common Shares and requests, not later than 10 days before the Meeting, to be included in the list of shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Common Shares at the Meeting.
A shareholder may attend the Meeting in person or may be represented by proxy. Shareholders who are unable to attend the Meeting or any postponement or adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any postponement or adjournment thereof. To be effective, the enclosed proxy must be mailed so as to reach or be deposited with the Company's transfer agent and registrar, Computershare Trust Company of Canada ("Computershare"): (i) by mail using the enclosed return envelope or one addressed to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare Trust Company of Canada, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by phone at 1-866-732-VOTE (8683) ((312) 588-4290 outside of North America); (iv) through the internet at www.investorvote.com (detailed instructions are included with your proxy materials); or (v) scan the QR code on the proxy and follow the instructions in each case not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof.
The instrument appointing a proxy shall be in writing and shall be executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized.
The persons named in the enclosed form of proxy are directors and/or officers of the Company. Each shareholder has the right to appoint a proxyholder other than such persons, who need not be a shareholder, to attend and to act for such shareholder and on such shareholder's behalf at the Meeting. To exercise such right, the names of the nominees of management should be crossed out and the name of the shareholder's appointee should be legibly printed in the blank space provided.

In the event of a strike, lockout or other work stoppage involving postal employees, all documents required to be delivered by a shareholder of the Company should be delivered by facsimile to Computershare at 1-866-249-7775.
DATED at Calgary, Alberta this 27th day of March, 2019.
BY ORDER OF THE BOARD OF DIRECTORS
(signed) "Randy Neely"
President and Chief Executive Officer

CHAIRMAN'S LETTER TO SHAREHOLDERS

Fellow Shareholders:

For TransGlobe, 2018 was a significant year of transition highlighted by the relocation of management to London, UK, the executive team succession and a renewed Board constitution. On an operating basis, the Company returned to profitability, reinstated the dividend and made meaningful progress on longer term strategic goals.

In June of 2018, TransGlobe successfully obtained a tri-listing on the Alternative Investment Market (AIM) of the London Stock Exchange. Following the launch of share trading on the AIM on June 29th, the Company has experienced a steady increase in share ownership from new international investors. In addition to the AIM listing, the Company relocated its senior management team to London, UK. We believe that it is a critical step in positioning TransGlobe as a stronger international operator closer to its geographically focused investors, business development opportunities and the majority of our operations.

The Board is committed to creating value for all shareholders. As such, the Board of Directors reinstated a dividend in August 2018. The Board will assess the size and timing for future dividend payments on a semi-annual basis.

Despite macro environmental headwinds facing the industry as a whole, the Company is well positioned for the future because of its conservative approach to both capital and operational budgets.

The Company has developed a long-term business strategy that focuses on two primary objectives: i) to grow funds flow; and ii) to grow net asset value, each over the long term by focusing on development opportunities both internally and externally. A number of business development opportunities were reviewed in 2018 and additional undeveloped and brown-field opportunities will be explored in the upcoming year. The Company has developed strong alliances with its financial partners as it continues to pursue these opportunities.

TransGlobe has a team of dedicated professionals that have the capability to drive the Company forward with a balanced capital program and work towards expanding its footprint in Egypt and assessing other asset and corporate opportunities in the general region.

The Company is in a strong financial position with current production averaging over 15,000 boepd; both results achieved without an equity offering since January 2011. Since January 2015, when TransGlobe first began marketing its Eastern Desert entitlement oil directly to third party buyers, the Company has substantially reduced its accounts receivable due from EGPC by 94% to $7 million by the end of 2018 and decreased its inventoried crude oil to under 600,000 bbls by the end of 2018. Total debt as of December 31, 2018 was $52.4 million, and uncommitted cash on the balance sheet totals $51.7 million as of December 31, 2018.

The Company has developed a strong agenda of governance and social responsibility over the last number of years under the guidance of the CHR&G and R&HSES Committees. The Company is committed to operating with the highest degree of governance, and responsibility in all areas of corporate activity including health, safety and the environment (HSE). TransGlobe continues to put a substantial amount of effort into developing best in class governance policies.

In addition, the Company is actively involved in the communities where it operates. Historically TransGlobe has funded a number of local employee selected charities and infrastructure projects such as local hospitals to recognize employee achievements in HSE performance. In Canada, the Company supported communities through the support of municipal libraries and community centres and by encouraging employee involvement in charitable organizations. Also, the Company supported staff participation in the newly formed Corporate Social Responsibility committee sponsored and organized by the Ministry of Petroleum in Egypt as part of their modernization program, with a goal to developing sustainable CSR programs where the Company works and lives.

With a fulsome succession plan in place, Ross Clarkson retired as CEO and Randy Neely was promoted from the position of President, to President and CEO effective January 1, 2019. Mr. Clarkson will continue as a Director of the Company. In addition, Mr. Lloyd Herrick retired as Chief Operating Officer on March 18, 2019 and assumed the position of Executive Vice President with the appointment of Mr. Geoff Probert as the new Chief Operating Officer effective March 18, 2019. On January 11, 2018, Mr. Edward Ok who joined the company in 2012 and held various senior finance positions within the Company was promoted to Vice President Finance and Chief Financial Officer on January 11, 2018.

TransGlobe along with the industry has come through a challenging period, and the Board appreciates the extra effort in 2018 from all its employees in Egypt and in Canada led by Randy Neely and his strong senior management team.

A special acknowledgement to Ross Clarkson who founded TransGlobe and along with Lloyd Herrick, who managed the operations through many cycles, and were the key driving forces to build the Company to where it is today.

2018 was also a year of significant Board succession and transition. As we stated last May, our intention was for the Board to transition from nine to seven members (with five independent) at or before the upcoming Annual General and Special Meeting. Since then, we actively recruited two highly qualified individuals to join the Board, one each from the UK and Canada, and we will have had four incumbents depart, by the time of the AGM.

The Company welcomed Dr. Carol Bell to the Board, effective January 1, 2019. Dr. Bell is an experienced corporate director with over 35 years of experience in the natural resources sector and brings a wealth of capital markets and energy board experience. At the same time the Board wished Mr. Fred Dyment all the best in his retirement from the Board, and thanked him for his many years of service, including serving as Chair of the Audit Committee.

Effective March 12, 2019, the Company welcomed Mr. Ed LaFehr to the Board. Mr. LaFehr’s extensive international experience with various major and independent companies will be of great assistance to TransGlobe.

Following his resignation in March, the Company wishes to thank Mr. Bob MacDougall. Mr. MacDougall served for four years as Chair of the Reserves Committee. At the Annual General and Special Meeting Mr. Matt Brister will be retiring, and the Board wishes him the very best in his many business and personal pursuits.

The Board Chair succession process to fill that role on my long planned retirement was comprehensive. The CHR&G Committee identified Board Chair attributes, skills and experience necessary to assist the company in achieving its strategic objectives. In addition, the CHR&GC considered director availability, desire to take on the role, cultural fit and commitment to management mentoring in its assessment. The full Board was engaged in the succession process, including evaluation of candidates and final determination of successor.  The full Board supports and is delighted in David Cook’s ascension to the role.

David has a long standing track record of success as a senior executive in roles and geographies important to TransGlobe and will continue to be of great value to the company as it advances its strategic objectives. David’s experience, approach and capacity to mentor the management team are important. Having served on TransGlobe’s board for five years, David knows the company, the geographies it is focused on, its strategic imperatives and the management team very well. David's continued commitment to the Company is evident as he acquired a significant number of TransGlobe common shares throughout the last 12 months. The full Board looks forward to his continued unwavering commitment to the company and its success.

In closing, I would like to personally thank all Board members, and members of the TransGlobe team for their guidance and leadership.

Please read the material on TransGlobe‘s website and bring forward any suggestions and comments whereby we can improve our delivery of information. In addition, we encourage you take time to read the Management Information Circular, and we look forward to seeing you May 10, 2019, at 9:00 AM MST at the annual general and special meeting to be held at Centennial Place West Conference Centre located at 250 5th Street S.W., Calgary, Alberta, Canada.

Robert Jennings
Chairman

TRANSGLOBE ENERGY CORPORATION

MANAGEMENT INFORMATION CIRCULAR

For the Annual General and Special Meeting of Shareholders to be held on May 10, 2019
This management information circular ("Information Circular") is furnished in connection with the solicitation of proxies by management of TransGlobe Energy Corporation ("TransGlobe" or the "Company") for use at the Annual General and Special Meeting (the "Meeting") of the holders ("Shareholders") of common shares ("Common Shares") of TransGlobe, to be held on the 3rd Floor of Centennial Place West, Foothills Room, 250 - 5th Street S.W., Calgary, Alberta, on May 10, 2019 at 9:00 a.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.
This information is dated March 27, 2019. Unless otherwise stated, the information contained in this Information Circular is given as at March 25, 2019.
No person has been authorized by the Company to give any information or make any representations in connection with the transactions herein described other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company.
Although the Common Shares are registered with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act"), and the issued and outstanding Common Shares are listed and posted for trading on the OMX Global Select Market of the National Association of Securities Dealers' Automated Quotation ("NASDAQ") system, the Company is a "foreign private issuer" as defined in SEC Rule 3b-4, and is therefore exempt from the SEC's proxy access, formatting and filing requirements. The Common Shares are also listed on the AIM market operated by the London Stock Exchange plc (the "AIM"). Beneficial holders who hold their Common Shares through the depositary ("Depositary Interests"), Computershare Investor Services plc (the "Depositary") should refer to Advice to Beneficial Shareholders herein.
This Information Circular complies with the Canadian requirements for management information circulars.
These securityholder materials are being sent to both registered and non-registered owners of Common Shares and holders of Depositary Interests. If you are a non-registered owner of Common Shares, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities requirements from the intermediary holding on your behalf.
Certain information set forth in this document, including management of the Company's assessment of the Company's future plans, and compensation practices, contains forward-looking statements that involve substantial known and unknown risks and uncertainties. The use of any of the words "plan", "expect", "intend", "believe" or other similar words, or statements that certain events or conditions "may" or "will" occur are intended to identify forward-looking statements. These statements are only predictions and actual events or results may differ materially. Although management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievement since such expectations are inherently subject to significant uncertainties and contingencies. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe. In particular, forward-looking statements included in this document include, but are not limited to, statements with respect to the focus of the Company's compensation objectives, the terms of the Company's incentive plans, and potential changes to the Company's executive compensation in the future. These forward-looking statements are subject to numerous risks and uncertainties, including but not limited to, the impact of general economic conditions; ability to retain and attract qualified personnel; the results of exploration and development drilling and related activities; imprecision in reserve and resource estimates; the production and growth potential of the Company's assets; obtaining required approvals of regulatory authorities; risks associated with negotiating with foreign governments as well as country risk associated with conducting international activities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; ability to access sufficient capital from internal and external sources; and other factors, many of which are beyond the control of the Company. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the forward-looking statements contained in this document are based upon assumptions which management believes to be reasonable, the Company cannot assure investors that actual results will be consistent with these forward-looking statements. With respect to forward-looking statements contained in this document, TransGlobe has made assumptions regarding, but not limited to: current commodity prices and royalty regimes; availability of skilled labour; levels of compensation of issuers in the Company's pay comparator group; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; recoverability of reserves; receipt of regulatory approvals; that the Company will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that the Company's conduct and results of operations will be consistent with its expectations; that the estimates of the Company's reserves volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; that the Company will be able to attract and retain qualified directors, officers and employees; and other matters. These forward-looking statements are made as of the date of this document and TransGlobe disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

CURRENCY AND EXCHANGE RATES
All dollar amounts in this Information Circular, unless otherwise indicated, are stated in United States ("U.S.") dollars. The Company has adopted the U.S. dollar as the presentation currency for its consolidated financial statements. The exchange rates for the average of the daily noon buying rates during the period and the end of period noon buying rate for the U.S. dollar in terms of Canadian dollar ("C$") as reported by the Bank of Canada were as follows for each of the years ended December 31, 2018, 2017 and 2016.

	Year Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2017	December 31, 2016
End of Period	$1.3642	$1.2251	$1.3427
Period Average	$1.2957	$1.2977	$1.3256

GENERAL PROXY INFORMATION
General Meeting Requirements
The board of directors of the Company (the "Board" or the "Board of Directors") has fixed the record date for the Meeting at the close of business on March 27, 2019 (the "Record Date"). The Company will prepare, as of the Record Date, a list of Shareholders entitled to receive the Notice of Meeting and this Information Circular and showing the number of Common Shares held by each such Shareholder. A Shareholder of the Company named in the list is entitled to vote the Common Shares shown opposite such Shareholder's name at the Meeting except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than 10 days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
Solicitation of Proxies
This Information Circular is furnished in connection with the solicitation of proxies by management of the Company for use at the Meeting, and at any postponement or adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by directors ("Directors"), officers ("Officers") and employees of the Company at nominal cost. All costs of solicitation by such Directors, Officers and employees will be borne by the Company.
The Company has made arrangements with brokerage houses and other intermediaries to send proxy materials, at the Company's expense, to Beneficial Shareholders (as defined herein) of the Company who have advised their broker or intermediary that they wish to receive such materials.
Appointment of Proxies
The persons named as proxy holders in the accompanying form of proxy are Directors and/or Officers of the Company and were designated by management of the Company. A registered Shareholder wishing to appoint some other person (who need not be a Shareholder) to represent him or her at the Meeting has the right to do so, either by striking out the names of those persons named in the accompanying form of proxy and inserting the desired person's name in the blank space provided in the form of proxy or by completing another form of proxy. A proxy will not be valid unless a properly completed proxy form is received at the office of the Company's Transfer Agent and Registrar, Computershare Trust Company of Canada ("Computershare"): (i) by mail using the enclosed return envelope or one addressed to Computershare, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by phone at 1-866-732-VOTE (8683) ((312) 588-4290 outside of North America); (iv) through the internet at www.investorvote.com (detailed instructions are included with your proxy materials); or (v) scan the QR code on the proxy and follow the instructions in each case not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof.
Revocation of Proxies
A Shareholder who has given a proxy may revoke it, in any manner permitted by law, including by instrument in writing, executed by the Shareholder or by his attorney authorized in writing or, if the Shareholder is a corporation, executed by a duly authorized officer or attorney of such corporation and deposited with the Company c/o Computershare, at the address specified above at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof.
Advice to Beneficial Shareholders
The information set forth in this section is of significant importance to Shareholders of the Company, as a substantial number of the Shareholders of the Company do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Information Circular as "Beneficial Shareholders") should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder's name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder's broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their nominees can only be voted or withheld from voting in accordance with the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting Common Shares for their clients. The Directors and Officers of the Company do not know for whose benefit the Common Shares registered in the name of CDS & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided to registered Shareholders. However, its purpose is limited to instructing the intermediaries how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. ("Broadridge"). Broadridge typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting.
A Beneficial Shareholder receiving a proxy with a Broadridge sticker on it cannot use that proxy to vote Common Shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the Common Shares voted. If a Beneficial Shareholder wishes to vote directly at the Meeting, the registered Shareholder must strike out the name of the persons named in the instrument of proxy provided to the registered Shareholder and insert the name of the Beneficial Shareholder in the space provided and deposit the proxy with Computershare at the place and within the time specified above for the deposit of proxies.
A Beneficial Shareholder receiving a proxy displaying a CREST sticker is required to follow the below UK voting instructions. Holders of Depositary Interests as at the Record Date can direct the Depositary how to vote their shares or abstain from voting by completing, signing and returning the enclosed form of instruction (the "Form of Instruction"). To be valid, the Form of Instruction must be filled out, correctly signed (exactly as the Shareholder’s name appears on the Form of Instruction), and returned by mail using the enclosed envelope, or by courier or hand delivery to The Office of the Depositary, Computershare Investor Services PLC, The Pavilions, Bridgewater Road, Bristol, UK BS99 6ZY by 9:00 a.m. (GMT) on May 7, 2019 or 72 hours prior to any reconvened Meeting in the event of an adjournment of the Meeting). The Depositary will then vote or abstain from voting on the Shareholder’s behalf at the Meeting, as instructed in the Form of Instruction.

The Company will not send proxy-related materials directly to non-objecting Beneficial Shareholders. Such materials will be delivered to non-objecting Beneficial Shareholders by Broadridge or through the non-objecting Beneficial Shareholder's intermediary. The Company intends to pay for the costs of an intermediary to deliver to objecting Beneficial Shareholders the proxy-related materials and Form 54-101F7 Request for Voting Instructions Made by Intermediary of National Instrument 54-101.
Voting of Proxies
All Common Shares represented by properly executed and deposited proxies will be voted in accordance with the instructions contained therein and will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for. If no choice is specified with respect to any matters referred to herein, the persons designated in the enclosed form of proxy intend to vote such Common Shares FOR the resolutions in respect of each of the following matters:

•	to fix the number of Directors of the Company to be elected at the Meeting at seven;

•	to elect the Directors of the Company for the ensuing year;

•	to appoint Deloitte LLP as auditors of the Company and to authorize the Directors to fix their remuneration as such;

•	to approve an advisory resolution to accept the Company's approach to executive compensation; and

•	to approve all unallocated stock options under the Company's stock option plan.
The enclosed form of proxy, when properly completed, delivered and not revoked, confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations to matters referred to herein and with respect to other matters which may properly come before the Meeting. In the event amendments or variations to matters referred to herein are properly brought before the Meeting, or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Information Circular, management of the Company knows of no such amendment, variation or other matter which may be presented at the Meeting.
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
The Company is authorized to issue an unlimited number of Common Shares without nominal or par value. As at March 25, 2019, there were 72,492,229 Common Shares issued and outstanding. Each Common Share is entitled to one vote at the Meeting.
Only Shareholders of record at 9:00 a.m. (Calgary time) on March 27, 2019, the Record Date for the Meeting, who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described herein, will be entitled to vote or to have their Common Shares voted at the Meeting, except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than 10 days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
Except as otherwise disclosed herein, to the best of the Company's knowledge and based on existing publicly available information, as at March 25, 2019, there were no persons who beneficially owned, or controlled or directed, directly or indirectly, more than 10% of the outstanding Common Shares.

Shareholder	Number of Common Shares beneficially owned, controlled or directed (directly or indirectly)	Percentage of the outstanding Shares
Henderson Group PLC	8,335,000	11.54%

QUORUM
The presence in person of persons being not less than two in number and holding or representing not less than 10% of the Common Shares entitled to be voted at the Meeting is necessary to convene the Meeting. Each resolution that will be placed before the Meeting will be an ordinary resolution requiring for its approval a simple majority of the votes cast in respect of the resolution.
MATTERS TO BE ACTED UPON AT THE MEETING
Presentation of Consolidated Financial Statements
At the Meeting, Shareholders will receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2018 and the Report of the Company's Independent Registered Public Accounting Firm on such statements, but no vote by the Shareholders with respect thereto is required or proposed to be taken.
Fixing the Number of Directors
At the Meeting, Shareholders will be asked to fix the number of Directors of the Company to be elected at the Meeting at seven, as may be adjusted between Shareholders' meetings by way of resolution of the Board. Accordingly, unless otherwise directed, it is the intention of management to vote proxies in the accompanying form in favour of fixing the number of Directors of the Company to be elected at the Meeting at seven.
Election of Directors
The Directors of the Company are elected annually and hold office until the next annual general meeting of Shareholders or until their successors are appointed. Unless authority to do so is withheld, the persons designated in the accompanying form of proxy intend to vote for each of the nominees of management listed below. Management does not contemplate that any of the nominees will be unable or unwilling to serve as a Director but if, for any reason, any of them is unable or unwilling to serve, it is intended that the proxies given pursuant to this solicitation will be voted for a substitute nominee or nominees selected by management, unless authority to vote the proxies in the election of Directors is withheld.
The Board of Directors of the Company has adopted a Majority Voting Policy stipulating that if the "WITHHOLD" votes in respect of the election of a Director nominee at the Meeting represent more than the "FOR" votes, the nominee will submit their resignation immediately after the Meeting, for the Board's consideration. The Board will consider such resignation within 90 days of the relevant shareholders meeting and will accept the nominee's resignation absent exceptional circumstances, having regard to all relevant matters, and a news release shall be provided to the Toronto Stock Exchange ("TSX") and promptly issued announcing the Board's determination in respect thereof. If the CHR&G Committee determines not to accept the resignation, the news release must fully state the reasons for that decision. The nominee will not participate in any committee or Board of Directors deliberations on the resignation offer. The Majority Voting Policy does not apply in circumstances involving contested Director elections.
The persons named in the following table are management's nominees to the Board of Directors. Messrs. Clarkson, Sinclair, LaFehr and Ms. MacKenzie are ordinarily residents of Canada. Mr. Neely and Dr. Bell are ordinarily residents of the UK and Mr. Cook is ordinarily resident of Denmark.
The names and places of residence of the persons nominated for office as Directors, the number of Common Shares, DSUs (as defined herein), and PSUs (as defined herein) and RSUs (as defined herein) of the Company beneficially owned, controlled or directed, directly or indirectly as at March 25, 2019, the period served as Director, the age, tenure, independence, committee memberships, meeting attendance, other public board responsibilities and the principal occupation during the last five years of each are as follows:

David B. Cook

Mr. Cook is currently is an independent business person.

Mr. Cook was most recently Head of Strategy for INEOS Oil & Gas. Prior thereto, Mr. Cook was CEO INEOS DeNoS, located in London, UK having taken that role following the sale to INEOS, DONG Oil and Gas (part of the DONG Energy group, now Orsted) where he was also CEO. Prior to that he was Executive Officer and Head of Oil and Gas at the Abu Dhabi National Energy Company ("TAQA") where he led the Company's upstream and midstream interests in the Middle East, North America, the United Kingdom and Europe. Before joining TAQA, he served as Vice President for BP Russia, responsible for BP’s non-TNK-BP exploration and production activities in Russia. Mr. Cook has held a variety of global technical, commercial and managerial positions based from the US, UK, Russia and the Middle East as well as board of director roles.

Mr. Cook holds a BSc in Geophysics and a PhD in Geological Sciences.

Copenhagen, Denmark
Independent Director	Board & Committee Meeting Participation
	Board of Directors	8 of 9 meetings (89%)
Director Since: August, 2014	Audit Committee (5)	2 of 2 meetings (100%) Jan - May
	CHR&G Committee	5 of 6 meetings (83%)
Age 56
	TransGlobe Energy Corporation Securities Held (1)(2)
Skills and Experience:	Common Shares (#)	59,789
International Experience	DSUs (#) (3)	206,173
Mergers & Acquisitions	Market Value ($) (4)	$846,323
Operations / G&G
Executive Management	Other unrelated public company directorships during the last five years
Governance	None
Risk Management
Oil & Gas Exploration & Production

Notes:
(1) "Held" means beneficially owned, controlled, or directed, directly or indirectly.
(2) For greater clarification, "Securities Held" includes Common Shares and DSUs, RSUs or PSUs (all DSUs, RSUs and PSUs are settled in cash).
(3) The number of DSUs received in lieu of the 2018 annual retainer is included in the total DSU number.
(4) "Market Value" means the number of Common Shares and DSUs held multiplied by the December 31, 2018 closing price of $2.54. Where the adjusted costs base ("ACB") of purchased shares or grant price of DSUs is greater than the market price, those values have been used to compute the total value of shareholdings.
(5) Mr. Cook was a member of the Audit Committee for the period January - May, 2018.

Randall C. Neely

Mr. Neely is President & Chief Executive Officer of the Company.
He joined TransGlobe as Vice President Finance and Chief Financial Officer in May 2012 and was promoted to President in January 2018 and Chief Executive Officer in January 2019. He was elected to the Board of Directors on May 10, 2018.

Mr. Neely has over 25 years of financial and operating experience in financial and oil and gas industry. Prior to joining TransGlobe, Mr. Neely served as Chief Financial Officer of Zodiac Exploration from 2010 - 2012. Mr. Neely also held positions as CFO at Pearl Exploration & Production and CFO of Trident Exploration. Mr. Neely worked for three years in investment banking with TD Securities and eight years with KPMG LLP prior to commencing his career in the oil industry.

Mr. Neely holds both the Chartered Accountant and Chartered Financial Analyst designations and has completed his ICD.D.

London, UK
President & Chief Executive Officer, Non-Independent Director	Board & Committee Meeting Participation
	Board of Directors	4 of 4 meetings (100%)
Director Since: May, 2018
	TransGlobe Energy Corporation Securities Held (1)(2)
Age 52	Common Shares (#)	100,300
	PSUs (#) (3)(4)	48,314
Skills and Experience:	RSUs (#) (5)	22,272
Audit / Accounting	Market Value ($) (6)	$519,304
Mergers & Acquisitions
Oil & Gas Legal / Commercial	Other unrelated public company directorships during the last five years
Executive Management	Horn Petroleum Corporation (2011 - 2015)
Governance
Risk Management
Oil & Gas Exploration
Government Relations

Notes:
(1) "Held" means beneficially owned, controlled, or directed, directly or indirectly.
(2) For greater clarification, "Securities Held" includes Common Shares and DSUs, RSUs or PSUs (all DSUs, RSUs and PSUs are settled in cash).
(3) "PSU" means performance share unit.
(4) As per the executive ownership guidelines, 50% of PSUs granted prior to 2017 are reported in the shareholdings. Mr. Neely holds a total of 418,992 PSUs.
(5) "RSU" means restricted share unit.
(6) "Market Value" means the number of Common Shares, 50% of the PSUs granted prior to 2017 and 100% of the RSUs held multiplied by the December 31, 2018 closing price of $2.54.  Where the ACB of purchased shares or grant price of RSUs/PSUs is greater than the market price, those values have been used to compute the total value of shareholdings.

Carol Bell

Dr. Bell was appointed to the Board on January 1, 2019.

Dr. Bell is an independent businesswoman and corporate director with over 35 years experience in the natural resources sector.

Carol was Managing Director, Global Oil & Gas Group of Chase Manhattan Bank from 1997 - 1999. Prior thereto, Dr. Bell was Managing Director, Equity Research at JP Morgan from 1991 - 1997, Vice President, Equity Research Credit Suisse First Boston from 1990 - 1991, European Oil Analyst with UBS Phillips & Drew from 1986 - 1990, Commercial Executive with Charterhouse Petroleum plc 1983 - 1986 and Commercial Analyst with RTZ Oil & Gas Limited 1980 - 1983.

Dr. Bell has a MA, Natural Sciences, BA Earth Sciences and a PhD Archeology

London, UK
Independent Director	Board & Committee Meeting Participation
	Board of Directors (5)	Not applicable
Director Since: January, 2019
TransGlobe Energy Corporation Securities Held (1)(2)
Age 60	Common Shares (#)	-
	DSUs (#) (3)	-
Skills and Experience: Audit/Accounting Mergers & Acquisitions Human Resources Oil & Gas Legal / Commercial Marketing / Storage / Transportation Executive Management Governance Risk Management Oil & Gas Exploration Government Relations	Market Value ($) (4)	-

Other unrelated public company directorships during the last five years
	Ophir Energy plc	Corporate Responsibility Committee (Chair), Audit and Nomination Committees
	Tharisa plc	Audit Committee, Risk Committee, Remuneration Committee, Safety, Health & Environmental Committee, Social & Ethics Committee, New Business Committee
Bonheur ASA
	Blackrock Commodities Income Investment Trust plc	Audit Committee, Nominations Committee
Salamander Energy plc
Caracal Energy Inc.
Petroleum Geo-Services ASA

Notes:
(1) "Held" means beneficially owned, controlled, or directed, directly or indirectly.
(2) For greater clarification, "Securities Held" includes Common Shares and DSUs, RSUs or PSUs (all DSUs, RSUs and PSUs are settled in cash).
(3) "DSU" means deferred share unit.
(4) "Market Value" means the number of Common Shares and DSUs held multiplied by the December 31, 2018 closing price of $2.54. Where the ACB of purchased shares or grant price of DSUs is greater than the market price, those values have been used to compute the total value of shareholdings
(5) Dr. Bell was appointed to the Board of Directors on January 1, 2019.

Ross G. Clarkson

Mr. Clarkson served as Chief Executive Officer of TransGlobe Energy from 1996 until his retirement on December 31, 2018.

Mr. Clarkson was employed as a senior geologist with Petro-Canada from 1988 - 1996. Prior thereto, he served as Resident Manager of Petro-Canada (Yemen) Inc.; as Senior Project Geologist with Canadian Occidental Petroleum Ltd. in Yemen (now Nexen Inc.); and as supervisor of international exploration/geologist with Ranger Oil Limited, giving him over 40 years of domestic and international oil and gas exploration experience. His international familiarity extends to numerous countries on all continents.

Mr. Clarkson also holds an ICD.D designation from the Institute of Corporate Directors.

British Columbia, Canada
Non-Independent Director	Board & Committee Meeting Participation
	Board of Directors	9 of 9 meetings (100%)
Director Since: October, 1995
	TransGlobe Energy Corporation Securities Held (1)(2)
Age 65	Common Shares (#)	1,844,493
	PSUs (#) (3)(4)	68,251
Skills and Experience:	RSUs (#) (5)	41,919
Mergers & Acquisitions	Market Value ($) (6)	$5,518,192
Oil & Gas Legal / Commercial
Engineering / Operations / G&G	Other unrelated public company directorships during the last five years
Executive Management	None
Governance
Risk Management
Oil & Gas Exploration
Government Relations

Notes:
(1) "Held" means beneficially owned, controlled, or directed, directly or indirectly.
(2) For greater clarification, "Securities Held" includes Common Shares and DSUs, RSUs or PSUs (all DSUs, RSUs and PSUs are settled in cash).
(3) "PSU" means performance share unit.
(4) As per the executive ownership guidelines, 50% of PSUs granted prior to 2017 are reported in the shareholdings. Mr. Clarkson holds a total of 422,859 PSUs.
(5) "RSU" means restricted share unit.
(6) "Market Value" means the number of Common Shares, 50% of the PSUs granted prior to 2017 and 100% of RSUS held multiplied by the December 31, 2018 closing price of $2.54.  Where the ACB of purchased shares or grant price of RSUs/PSUs is greater than the market price, those values have been used to compute the total value of shareholdings

Edward D. LaFehr

Mr. LaFehr is the Chief Executive Officer of Baytex Energy Corporation, a mid-sized oil and gas company based in Calgary. Mr. LaFehr has 35 years of experience in the oil and gas industry working with Amoco, BP, Talisman and Abu Dhabi National Energy Company PJSC (TAQA), holding senior positions in North American, Europe and the Middle East regions. Prior to joining Baytex, he was President of TAQA's North American oil and gas business based in Calgary and subsequently Chief Operating Officer for TAQA, globally. Prior to this, he served as Senior Vice President for Talisman Energy in Calgary. From 2009 to 2011 Mr. LaFehr was Managing Director of Pharaonic Petroleum Company in Cairo, Egypt. In this capacity he served on BP Egypt's executive team and represented BP's interests on the Board of Directors of Pharaonic and ENI's Petrobel JV companies with the Egyptian Government.

Mr. LaFehr holds Masters degrees in geophysics and mineral economics from Stanford University and the Colorado School of Mines, respectively.

Alberta, Canada
Independent Director	Board & Committee Meeting Participation
Mr. LaFehr was appointed to the Board of Directors on March 12, 2019
Director Since: March, 2019
TransGlobe Energy Corporation Securities Held (1)(2)
Age 59	Common Shares (#)	4,000
	DSUs (#) (3)	-
Skills and Experience:	Market Value ($) (4)	-
Audit / Accounting
Mergers & Acquisitions	Other unrelated public company directorships during the last five years
Human Resources	Baytex Energy Corp.
Oil & Gas Legal / Commercial
Marketing / Storage / Transportation
Executive Management
Governance
Risk Management
Oil & Gas Exploration
Government Relations

Notes:
(1) "Held" means beneficially owned, controlled, or directed, directly or indirectly.
(2) For greater clarification, "Securities Held" includes Common Shares and DSUs, RSUs or PSUs (all DSUs, RSUs and PSUs are settled in cash).
(3) "DSU" means deferred share unit.
(4) "Market Value" means the number of Common Shares and DSUs held multiplied by the December 31, 2018 closing price of $2.54. Where the ACB of purchased shares or grant price of DSUs is greater than the market price, those values have been used to compute the total value of shareholdings

Susan M. MacKenzie

Ms. MacKenzie is a corporate director.

Most recently, Ms. MacKenzie was an independent director. Ms. MacKenzie served as Chief Operating Officer with Oilsands Quest Inc., a NYSE Amex-listed oil sands company, from April - September, 2010. Prior thereto, Ms. MacKenzie was employed for 12 years at PetroCanada, where she held senior roles including Vice President, Human Resources and Vice President of In-Situ Development and Operations. Ms. MacKenzie was with Amoco Canada Petroleum Company Ltd. for 14 years in a variety of engineering and leadership roles in natural gas, conventional and heavy oil exploitation.

Ms. MacKenzie holds a Bachelor of Engineering (Mechanical) degree from McGill University, and a MBA from the University of Calgary. She is a life member of the Association of Professional Engineers and Geoscientists of Alberta. Ms. MacKenzie also holds the ICD.D designation from the Institute of Corporate Directors.

Alberta, Canada
Independent Director	Board & Committee Meeting Participation
	Board of Directors	9 of 9 meetings (100%)
Director Since: April, 2014	CHR&G Committee	6 of 6 meetings (100%)
	R&HSES Committee	5 of 5 meetings (100%)
Age 58
TransGlobe Energy Corporation Securities Held (1) (2)
Skills and Experience:	Common Shares (#)	15,000
Oil & Gas Legal / Commercial	DSUs (#) (3) (4)	119,266
Engineering / Operations / G&G	Market Value ($) (5)	435,538
Executive Management
Human Resources	Other unrelated public company directorships during the last five years
Governance Risk Management Oil & Gas Exploration & Production	Enerplus Corporation	Audit & Risk Management Committee, Reserves Committee, Safety and Social Responsibility Committee (Chair), Compensation and Human Resources Committee
Marketing / Storage / Transportation	Freehold Royalties Ltd.	Governance, Nominating & Compensation Committee (Chair), Reserves Committee
	Precision Drilling Corporation	Corporate Governance, Nominating and Risk Committee, Human Resources and Compensation Committee

Notes:
(1) "Held" means beneficially owned, controlled, or directed, directly or indirectly.
(2) For greater clarification, "Securities Held" includes Common Shares and DSUs, RSUs or PSUs (all DSUs, RSUs and PSUs are settled in cash).
(3) "DSU" means deferred share unit.
(4) The number of DSUs received in lieu of the 2018 annual retainer is included in the total DSU number.
(5) "Market Value" means the number of Common Shares and DSUs held multiplied by the December 31, 2018 closing price of $2.54. Where the ACB of purchased shares or grant price of DSUs is greater than the market price, those values have been used to compute the total value of shareholdings

Steven W. Sinclair

Mr. Sinclair is a corporate director.

Mr. Sinclair has over 30 years of financial and operating experience retiring from his position of Senior Vice President and Chief Financial Officer of ARC Resources Ltd in 2014. Mr. Sinclair is also a director and chair of the audit committee of a Calgary headquartered private oil and gas company. Mr. Sinclair received his Bachelor of Commerce degree from the University of Calgary in 1978 and his Chartered Accountant's designation in 1981.

Alberta, Canada
Independent Director	Board & Committee Meeting Participation
	Board of Directors	9 of 9 meetings (100%)
Director Since: March, 2017	Audit Committee (Chair)	4 of 4 meetings (100%)
	CHR&G Committee	6 of 6 meetings (100%)
Age 62
	TransGlobe Energy Corporation Securities Held (1)(2)
Skills and Experience:	Common Shares (#)	50,000
Audit / Accounting	DSUs (#) (3)	53,047
Executive Management	Market Value ($) (4)	$235,810
Human Resources
Mergers & Acquisitions	Other unrelated public company directorships during the last five years
Human Resources	None
Marketing / Storage / Transportation
Executive Management
Governance
Risk Management
Government Relations

Notes:
(1) "Held" means beneficially owned, controlled, or directed, directly or indirectly.
(2) For greater clarification, "Securities Held" includes Common Shares and DSUs, RSUs or PSUs (all DSUs, RSUs and PSUs are settled in cash).
(3) "DSU" means deferred share unit.
(4) "Market Value" means the number of Common Shares and DSUs held multiplied by the December 31, 2018 closing price of $2.54. Where the ACB of purchased shares or grant price of DSUs is greater than the market price, those values have been used to compute the total value of shareholdings

Cease-Trade Orders, Bankruptcies, Penalties or Sanctions
Dr. Bell was the Non-Executive Chairman of Barcud Derwen Ltd., a private television facilities house based in Wales and Scotland between July 2009 and June 2010. The company was put into administration by its directors in June of 2010 and the majority of its assets were sold at which time Dr. Bell’s involvement with the company ceased.
Except as otherwise disclosed herein, no proposed Director of the Company has, as at the date of this Information Circular or within the last 10 years prior to the date of this Information Circular, been a director, chief executive officer or chief financial officer of any company (including the Company) that, while such person was acting in that capacity: (i) was the subject of a cease-trade or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days; or (ii) was subject to an event that resulted, after the director, chief executive officer or chief financial officer ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease-trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or (iii) while that person was acting in the capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets.
Except as otherwise disclosed herein, no proposed Director of the Company has, within the 10 years before the date of this document, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver-manager or trustee appointed to hold its assets.
In addition, no proposed Director has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed Director.
Appointment of Auditors
Unless otherwise directed, it is management's intention to vote the proxies in favour of an ordinary resolution to appoint the firm of Deloitte LLP, Chartered Professional Accountants, to serve as auditors of the Company until the next annual meeting of Shareholders and to authorize the Directors to fix their remuneration as such. Deloitte LLP have served as independent auditors for the Company since October 15, 1999.
The Audit Committee reviews the annual audit fees and considers the issue of auditor independence in the context of all services provided to the Company.
Certain information regarding the Company's Audit Committee, including the fees paid to the Company's auditors in the last fiscal year, that is required to be disclosed in accordance with National Instrument 52-110 of the Audit Committee ("NI 52-110") is contained in the Company's annual information form for the year ended December 31, 2018, an electronic copy of which is available on the internet on the Company's SEDAR profile at www.sedar.com.
The Board unanimously recommends that the Shareholders vote "FOR" the appointment of Deloitte LLP as auditors of the Company and to authorize the Directors to fix their remuneration as such.
Advisory Vote on Executive Compensation (Say on Pay)

The Company is committed to continually enhancing its corporate governance practices and places a high importance on facilitating regular and constructive dialogue with Shareholders. One method of Shareholder engagement TransGlobe uses is a "Say on Pay" advisory vote on the Company's approach to executive compensation, providing Shareholders with an opportunity to express their satisfaction with the Company's approach to executive compensation. TransGlobe encourages its securityholders to carefully review the "Compensation Discussion & Analysis" beginning on page 32 of this Information Circular before voting on this matter. The compensation discussion and analysis contained in this Information Circular describes the Company's compensation philosophy, the objectives of the different elements of its compensation programs and the way the Board assesses performance and makes compensation decisions. It explains how TransGlobe's compensation programs are designed to pay-for-performance and are aligned with strong risk management principles and the long-term interests of Shareholders. This disclosure has been approved by the Board of Directors. The following resolution is being proposed to the Shareholders by management of the Company.
"BE IT RESOLVED, on an advisory basis only and not to diminish the role and responsibilities of the Board of Directors, that the Shareholders of the Company accept the approach to executive compensation disclosed in the Information Circular of the Company dated March 27, 2019 delivered in advance of the Annual General and Special Meeting of Shareholders of the Company to be held on May 10, 2019."
As this is an advisory vote, the results will not be binding upon the Board. However, the Board will consider the outcome of the vote as part of its ongoing review of executive compensation. The Board believes that it is essential for the Shareholders to be well informed of the Company's approach to executive compensation and considers this advisory vote to be an important part of the ongoing process of engagement between the Shareholders and the Board.
The Board unanimously recommends that the Shareholders vote "FOR" the advisory vote on executive compensation.

Approval of Unallocated Stock Options
Section 613(a) of the TSX Company Manual provides that every three years after the institution of a security based compensation arrangement all unallocated rights, options or other entitlements under such arrangement which does not have a fixed maximum number of securities issuable must be approved by a majority of the issuer's directors and by the issuer's security holders.
As the Company's current stock option plan (the "Option Plan") is considered to be a security based compensation arrangement and the Option Plan provides that the maximum number of Common Shares reserved for issuance from time to time pursuant to outstanding stock options ("Options") is not a fixed number and instead shall not exceed a number of Common Shares equal to 10% of the issued and outstanding Common Shares from time to time (less the number of Common Shares issuable pursuant to all other security based compensation arrangements), approval will be sought at the Meeting to approve the grant of unallocated Options under the Option Plan. When Options have been granted pursuant to the Option Plan, Common Shares that are reserved for issuance under outstanding Options are referred to as allocated Common Shares. The Company has additional Common Shares that may be reserved for issuance pursuant to future grants of Options under the Option Plan, but as they are not subject to current Option grants, they are referred to as unallocated Options.
If approval is obtained at the Meeting, the Company will not be required to seek further approval for unallocated Options under the Option Plan until May 10, 2022. If approval is not obtained at the Meeting, Options which have not been allocated as of May 10, 2019 and Common Shares which are reserved for issuance pursuant to Options which are outstanding as of May 10, 2019 and which are subsequently cancelled, terminated or exercised will not be available for a new grant of Options under the Option Plan. Previously allocated Options will continue to be unaffected by the approval or disapproval of the resolution.
Accordingly, at the Meeting, the following ordinary resolution will be presented:
"BE IT RESOLVED, as an ordinary resolution of the Shareholders of the Company, that:

1.	all unallocated Options under the Option Plan are approved and authorized until May 10, 2022;

2.
any one Officer or Director of the Company be and is hereby authorized to execute and deliver all such agreements and documents, whether under the corporate seal or otherwise, and to take all action, as such Officer or Director shall deem necessary or appropriate to give effect to the foregoing resolutions; and

3.
notwithstanding that this resolution has been duly passed by the Shareholders of the Company, the Directors of the Company are hereby authorized and empowered to revoke this resolution, without any further approval of the Shareholders of the Company, at any time if such revocation is considered necessary or desirable by the Directors."

It is the intention of the management to vote proxies "FOR" approval of the ordinary resolution above, unless otherwise directed.

2018 Report of Voting Results
The following sets forth a brief description of each matter that was voted upon at the annual general and special meeting of Shareholders held on May 10, 2018 and the outcome of each vote:

Description of Matter:	Outcome of Vote	Votes For (ballots only)	Votes Against / Withheld (ballots only)
Ordinary resolution to approve fixing the number of Directors of TransGlobe to be elected at such meeting to nine.	Resolution approved	62.77%	37.23%
Ordinary resolution to approve the election of the following nominees to serve Directors of TransGlobe for the ensuing year, or until their successors are duly elected or appointed:	Resolution approved
Robert Jennings		63.19%	36.81%
Ross Clarkson		86.15%	13.85%
Matthew Brister		98.23%	1.77%
David Cook		52.42%	47.58%
Fred Dyment		75.40%	24.60%
Randall Neely		98.39%	1.61%
Bob MacDougall		52.72%	47.28%
Susan MacKenzie		91.52%	8.48%
Steven Sinclair		98.59%	1.41%
Ordinary resolution to accept the Company's approach to executive compensation.	Resolution approved	62.43%	37.57%
Ordinary resolution confirming proposed amendments to the by-laws of the Company to require each Shareholder to notify the Company (i) if it has become or ceased to be a Significant Shareholder (as defined in the Information Circular); and (ii) of any Relevant Change.	Resolution approved	81.59%	18.41%
Special resolution amending the "Other Provisions" contained in Schedule "B" to the articles of continuance of the Company to allow the Company to hold meetings of shareholders at any place within or outside of the Province of Alberta.	Resolution approved	99.20%	0.80%
Ordinary resolution to approve the appointment of Deloitte LLP, Chartered Accountants, as auditors of TransGlobe for the ensuing year and to authorize the Directors to fix their remuneration.	Resolution approved	n/a	n/a

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON
Management of TransGlobe is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any Director or nominee for Director, executive officer ("Executive Officer"), or anyone who has held office as such since the commencement of the last completed fiscal year of the Company, or of any associate or affiliate of any of the foregoing individuals, in any matter to be acted on at the Meeting, other than the election of Directors and the appointment of auditors.

STATEMENT OF DIRECTOR COMPENSATION
Directors' Summary Compensation Table
The following table sets forth for the year ended December 31, 2018, all compensation provided to the Directors who were not Executive Officers during the year ended December 31, 2018 ("Non-Executive Directors"). All fees earned by Non-Executive Directors are based on the compensation schedule for the Company's Non-Executive Directors, which schedule is reviewed annually by the full Board of Directors. Non-Executive Directors may elect to receive all or a portion of the annual cash Board retainer in DSUs. Committee chair fees are paid in cash.

Name	Fees Earned (C$)	Share Based Awards (C$)(1)(2)	Total (C$)
Robert Jennings	95,000	90,000	185,000
Matthew Brister	60,000	70,000	130,000
David Cook(3)	—	130,000	130,000
Fred Dyment	62,500	70,000	132,500
Bob MacDougall	67,500	70,000	137,500
Susan MacKenzie	67,500	70,000	137,500
Steven Sinclair	65,000	70,000	135,000
Notes:
(1) All DSUs are settled in cash. In accordance with the terms of the DSU Plan, the number of DSUs to be awarded is determined by dividing that portion of the annual retainer which the Director elected to receive in DSUs by the weighted-average trading price of the Common Shares on the TSX for the last five trading days prior to the award date. As well, additional DSUs are credited to the Directors as of each dividend payment date in respect of cash dividends which were paid on Common Shares throughout the fiscal year in accordance with the DSU Plan. The number of additional DSUs credited is determined by dividing: (a) the dividends that would have been paid to the Director if each DSU in the Director's account on the relevant dividend record date had been one Common Share, by (b) the weighted-average trading price of the Common Shares on the TSX for the last five trading days prior to the award date. The fair value of the DSUs disclosed above is equal to the weighted-average value of $2.54 per DSU. This approach to valuing the DSUs is consistent with the manner in which the DSUs are valued for the Company's financial statements which are in compliance with International Financial Reporting Standards ("IFRS").
(2) The Company did not grant any option-based awards or pay any non-equity incentive plan compensation, pension contribution or any other compensation to its Non-Executive Directors in the year ended December 31, 2018.
(3) David Cook elected to receive his annual cash retainer in DSUs.

The breakdown of Non-Executive Director committee chair fees earned included in the above table under "Fees Earned", is as follows:

Name	Audit Committee Chair Fee(1) (C$)	CHR&G Committee Chair Fee(1) (C$)	R&HSES Committee Chair Fee(1) (C$)
Robert Jennings	-	-	-
Matthew Brister	-	-	-
David Cook	-	-	-
Fred Dyment (2)	3,750	-	-
Bob MacDougall	-	-	7,500
Susan MacKenzie	-	7,500	-
Steven Sinclair (3)	3,750	-	-
Notes:
(1) Represents committee chairperson fees paid during the period from January 1, 2018 to December 31, 2018.
(2) Fred Dyment chaired the Audit Committee during the period January 1, 2018 - May 11, 2018.
(3) Steven Sinclair chaired the Audit Committee for the period May 12, 2018 - December 31, 2018.

Directors' Outstanding Share-Based Awards

All Options held by Independent Directors expired unexercised on March 14, 2018. There were no Options held by Independent Directors as at December 31, 2018.

The following table sets forth, for each of the Company's Independent Directors, share-based awards outstanding at the end of the year ended December 31, 2018.

Share-based awards(1)
Name	Market or payout value of vested share-based awards not paid out or distributed (C$)(2)
Robert Jennings (3)	420,197
Matthew Brister (3)	134,739
David Cook	523,682
Fred Dyment (4)	280,863
Bob MacDougall(5)	305,168
Susan MacKenzie	302,936
Steven Sinclair	137,739
Notes:
(1) All share-based awards represented above are composed of DSUs. The DSUs vest on grant and are settled in cash and are not eligible to be settled in Common Shares.
(2) Determined by multiplying the total number of DSUs held by each Director by the market price of the Common Shares on December 31, 2018 (C$2.54).
(3) Robert Jennings and Matthew Brister will cease to be Directors of the Company on May 10, 2019.
(4) Fred Dyment retired from the Board of Directors on December 31, 2018 and his DSUs were subsequently paid out in January, 2019.
(5) Bob MacDougall resigned from the Board of Directors on March 12, 2019.

The Non-Executive Directors did not hold any outstanding option-based awards at December 31, 2018.
Directors' Incentive Plan Awards – Value Vested or Earned During the Year
The following table sets forth for each of the Company's Non-Executive Directors the value of share-based awards which vested during the year ended December 31, 2018 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2018.

Name	Share-based awards - Value vested during the year(1) (C$)
Robert Jennings	90,000
Matthew Brister	70,000
David Cook	130,000
Fred Dyment	70,000
Bob MacDougall	70,000
Susan MacKenzie	70,000
Steven Sinclair	70,000
Notes:

(1)
All share-based awards represented above are composed of DSUs. All DSUs granted during the fiscal year were vested on the date of grant in accordance with the DSU Plan and can only be redeemed for cash following departure from the Company. The disclosed values were determined by multiplying the number of DSUs granted during the fiscal year by the fair value of the DSUs, as determined using the five day weighted average prior to grant date.

(2) David Cook elected to receive his annual cash retainer in DSUs.

DSU Plan
The Board approved a DSU Plan on May 20, 2014 which permits the granting of DSUs to all Directors of the Company and its related entities ("DSU Participants"). The DSU Plan is administered by the CHR&G Committee as delegated by the Board. Prior to 2014, Directors received grants of Options as part of their annual retainer. As part of the review of director compensation initiated in 2013, the CHR&G Committee evaluated alternative means of providing compensation to Directors to improve alignment with the Company’s Shareholders and governance best practices. Following this review, the CHR&G Committee recommended and the Board approved a DSU plan for Directors to fully replace the use of Options. Directors may elect to receive all or a portion of their annual retainer payable to them in DSUs.
Each DSU Participant has the right to elect, at any time prior to December 15th of each year, to be credited with DSUs in lieu of all or any part of the annual retainer otherwise payable to such DSU Participant in cash in the immediately succeeding period. The number of DSUs to be credited to a DSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the DSU Participant's compensation to be paid as DSUs by (b) the fair value of the DSUs. Each DSU will vest on the award date, unless specified otherwise by the CHR&G Committee. DSUs are non-transferable and non-assignable.

DSUs, which are granted pursuant to the DSU Plan, track the value of the Common Shares. Although the DSUs are vested at the time of grant, they are not paid out until a Director departs from the Board, at which time they are paid out in cash equal to the number of DSUs held, multiplied by the price of the Common Shares at the time of retirement less required withholdings. Payout will occur within thirty (30) days following the date of retirement or death of a DSU Participant and, in any event, no later than the earlier of the 60th day after the distribution date (as defined under the DSU Plan) and the end of the first calendar year commencing after the date of retirement or death. All dividends paid on the Common Shares are also paid to holders of DSUs through the issuance of additional DSUs.

Each DSU Participant is entitled to terminate or change his or her annual election, provided that they are not entitled to file more than one election notice in any calendar year unless specifically authorized by resolution of the Board. Upon death of a DSU Participant, any payment amount, less applicable withholdings, owed on DSUs granted under the DSU Plan will be paid to the deceased DSU Participant's estate prior to the final payment date (as defined under the DSU Plan).

In the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to Shareholders (other than the payment of dividends in respect of the Common Shares as contemplated under the DSU Plan), the account of each DSU Participant and the DSUs outstanding under the DSU Plan will be adjusted in such manner, if any, as the CHR&G Committee deems appropriate.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Governance Philosophy

TransGlobe’s Board of Directors and management are committed to a high standard of corporate governance practices. The Company believes that strong governance is in the best interests of its Shareholders and promotes effective decision making at the board level. The Company monitors Canadian, U.S. and UK regulations related to corporate governance, legal requirements and disclosure trends. As a Canadian corporation with Common Shares listed and/or quoted for trading on the TSX, NASDAQ and AIM, the Company is subject to Canadian rules and policies adopted by the TSX and Canadian Securities Administrators ("CSA"), as well as rules and listing standards applicable to "foreign private issuers" adopted by NASDAQ and the SEC, which includes provisions of the Sarbanes-Oxley Act of 2002 ("SOX") and the AIM Rules for Companies of the London Stock Exchange (March 2018) (the "AIM Rules") as amended from time to time.

This Statement of Corporate Governance Practices was approved by the Board and is made in accordance with National Instrument 58-101 - Disclosure of Corporate Governance Practices, which requires disclosure of the Company's approach to corporate governance. As noted above, TransGlobe considers Canadian corporate governance requirements, corporate governance rules and listing standards, applicable SEC and AIM Rules in determining its corporate governance practices. The Board of Directors has delegated responsibility to the CHR&G Committee, which is composed entirely of independent Directors, to oversee its corporate governance practices. The Company's corporate governance practices and policies are described more fully below.

The guidelines noted above as well as the Company's key governance policies are available in the corporate governance section of the Company's website at www.trans-globe.com.

Independence of the Board

The Board of Directors is responsible for determining whether or not each Director is independent. NI 52-110 provides that a member is "independent" if the member has no direct or indirect material relationship with the issuer - a "material relationship" being one which could, in the view of the issuer's board of directors, reasonably interfere with the exercise of a member's independent judgment. NI 52-110 also specifically prescribes certain relationships that are considered to be material.

Based on the foregoing, the Board of Directors has determined that the following individuals are independent within the meaning of NI 52-110: Robert Jennings, Carol Bell, Matthew Brister, David Cook, Edward LaFehr, Susan MacKenzie and Steven Sinclair. Randy Neely and Ross Clarkson are not independent within the meaning of NI 52-110. Mr. Neely is an Executive Officer of the Company. Mr. Clarkson retired as an Executive Officer of the Company on December 31 2018. A majority of the Directors are independent.

Independent Board Members(8)	Year Appointed	Audit Committee	CHR&G Committee	R&HSES Committee	Disclosure & Compliance Committee (6)
Robert Jennings (Board Chairman) (1)	2011
Carol Bell (2)	2019	x	x
Matthew Brister (3)	2017		x	Chair
David Cook (1)(5)	2014	x	x
Edward LaFehr (4)	2019	x		x
Susan MacKenzie	2014		Chair	x
Steve Sinclair	2017	Chair	x
Not Independent
Ross Clarkson (7)	1995			x	x
Not Independent - Management
Randy Neely	2018				x
Notes:
(1) Mr. Jennings, an independent Director, will retire from the Board of Directors on May 10, 2019. Mr. Cook, an independent Director, will be Board Chairman effective May 10, 2019.
(2) Carol Bell was appointed to the Board of Directors on January 1, 2019.
(3) Matthew Brister was Chairman of the Reserves, Health, Safety, Environment & Social Responsibility Committee ("R&HSES") Committee for the period March 12 to May 10, 2019. Mr. Brister is an independent Director and will retire from the Board of Directors on May 10, 2019.
(4) Edward LaFehr was appointed to the Board of Directors on March 12, 2019.
(5) David Cook was a member of the Audit Committee from January 1, 2018 - May 10, 2018.
(6) The Disclosure and Compliance Committee is comprised of Executive Officers.
(7) Mr. Clarkson was Chair of the Disclosure and Compliance Committee from May 31, 2018 - December 31, 2018 when he retired from the position of Chief Executive Officer. Mr. Clarkson was appointed to the R&HSES Committee on January 23, 2019.
(8) Bob MacDougall was an independent director and resigned from the Board of Directors effective March 12, 2019. For the period January 1, 2018 - March 12, 2019, Mr. MacDougall was Chairman of the R&HSES Committee. For the period of May 10, 2018 to March 12, 2019, Mr. MacDougall was a member of the Audit Committee.

The independent Directors of TransGlobe hold meetings at which non-independent Directors and members of management are not in attendance, as required, and in conjunction with the regularly scheduled meetings of the Board of Directors. Nine such meetings were held since the beginning of the Company's most recently completed financial year. The Audit Committee also meets regularly without any non-independent Directors present. Four such meetings were held in the most recently completed financial year.

The CHR&G Committee has the responsibility to ensure that the Board of Directors can function independently of management, including, without limitation, recommending to the Board of Directors mechanisms to allow Non-Executive Directors an opportunity to discuss the Company's affairs in the absence of management. Each of the Audit, CHR&G and R&HSES Committees also meet regularly with only Non-Executive Directors present.

Effective as of May 10, 2019, the Chairman of the Board will be David Cook who is an independent Director. Mr. Jennings will retire from the Board on May 10, 2019 at the Meeting. The Board of Directors has developed terms of reference for the Chairman of the Board, and they include the following general duties and responsibilities:

•	managing the Board and ensuring that the Board is organized properly and functions effectively to meet its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure management strategies, plans and performance are appropriately represented to the Board;

•	working with the Chief Executive Officer to ensure effective relations with Board members, Shareholders, other stakeholders and the public;

•	working with the Corporate Secretary on all Board affairs, including communications; and

•	maintaining relations with Shareholders, other stakeholders and the public.
Serving on Other Boards
Three of the independent Directors of TransGlobe are also directors of other reporting issuers. Directors are required to advise the Chairman of the Board before accepting an invitation to sit on the board of another public company. If it is determined that a conflict of interest exists by serving on the board of another company, the Director is expected to act in accordance with the recommendation of the CHR&G Committee.
Interlocking Relationships
No TransGlobe Directors currently serve together on the same board of directors of any outside reporting issuer and as such no interlocking relationships exist.
Board Mandate
The Company has a Charter of Board of Director Governance, which is attached as Schedule A hereto.
Responsibilities and duties of the Board of Directors, which are more fully outlined in Schedule A attached hereto, include the following:

•	review and adopt the Company's strategic business plan, corporate objectives, financial plans and budgets and review against corporate performance;

•	identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks;

•	approve the hiring of senior officers and monitor the performance of senior officers; and

•	ensure the Company maintains appropriate internal controls and management information systems.

Position Descriptions
The Board has developed written position descriptions or terms of reference for the Chairman of the Board, the Chairman of each committee of the Board (which include terms of reference for the Chairman for each of the Audit Committee, the CHR&G Committee, the R&HSES Committee and for individual Directors. The Board has also developed charters for each committee of the Board.
The terms of reference for the Chairman of the Audit Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Financial Officer to ensure effective relations with committee members; and

•	maintaining ongoing communications with the Chief Financial Officer and the Company's external auditors.
The terms of reference for the Chairman of the CHR&G Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the President and Chief Executive Officer, Corporate Secretary and Chief Financial Officer to ensure effective relations with committee members;

•	maintaining ongoing communications with the Corporate Secretary and Chief Financial Officer;

•	working with the Company's independent compensation consultants;

•	overseeing management's formulation of and compliance with corporate governance policies and procedures;

•	leading the committee in overseeing management's formulation of human resource and compensation policies and procedures; and

•
preparing the Company's public disclosure relating to its corporate governance policies and procedures, and generally relating to compliance with corporate governance related legal and regulatory requirements.

The terms of reference for the Chairman of the R&HSES Committee include the following general roles and responsibilities:

•	managing the affairs of the Committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the President and Chief Executive Officer to ensure effective relations with committee members;

•	working with the Company's independent petroleum consultants, including ongoing communications;

•	maintaining on-going communications with the President and Chief Executive Officer;

•	leading the committee in overseeing the work of the Company's reserve data management team and the independent petroleum consultants; and

•	leading management's formulation of health safety environmental and social responsibility policies and procedures;

The terms of reference for individual Directors establish a number of standards for Directors, including the following:

•	fulfilling legal requirements of Directors, including a comprehensive understanding of the statutory and fiduciary roles;

•	preparing for each meeting and maintaining an excellent attendance record;

•	participating fully and frankly in the deliberations and discussions of the Board;

•	participating on committees and understanding the process of committee work; and

•	being generally knowledgeable about the business of the Company and its industry as well as the regulatory, legislative, business, social and political environments within which the Company operates.
The Board and the President and Chief Executive Officer have developed a written position description for the President and Chief Executive Officer.
The President and Chief Executive Officer's primary responsibilities include the following:

•	providing overall leadership and vision in developing, in concert with the Board of Directors, the Company's strategic direction;

•
providing overall leadership (including recommendations for appointment of, and changes to, Executive and other Officers) and vision in developing the tactics and business plans necessary to realize the Company's objectives;

•
managing the overall business to ensure strategic and business plans are effectively implemented, the results are monitored and reported to the Board, and financial and operational objectives are attained; and

•	managing the overall business to act with a view to the best interests of the Company, growing value and maximizing return to Shareholders.
Other Committees
The Board has four committees, each operating in accordance with a Board-approved written mandate. This section provides a general review of each of the committees and their respective functions.
Audit Committee
The Audit Committee is comprised entirely of independent Directors.
Members: Steven Sinclair (Chair), Carol Bell and Ed LaFehr
The Audit Committee is a committee of the Board of Directors appointed to assist the Board in monitoring (i) the integrity of the financial statements of the Company; (ii) compliance by the Company with legal and regulatory requirements related to financial reporting; (iii) qualifications, independence and performance of the Company's independent auditors; and (iv) performance of the Company’s accounting, internal controls and financial reporting process and monitoring business risks.
The roles and responsibilities of the Audit Committee include the following:

•	reporting committee actions to the Board of Directors with such recommendations as the committee may deem appropriate;

•
adopt and review annually a mechanism through which employees and others can directly and anonymously contact the Audit Committee with concerns about accounting, internal accounting controls and auditing matters;

•	recommend to the Board the annual nomination of the independent auditor to be proposed for shareholder approval;

•
review and discuss with management and the independent auditor annual and interim financial statements (including related notes and Management Discussion & Analysis) at the completion of any review engagement or other examination and prior to public disclosure, and resolve to recommend approval of said documents to the Board of Directors; and

•
consider management’s assessment and the effectiveness of internal control over financial reporting, inquiry of management and the independent auditor about significant financial risks, exposures, deficiencies or material weaknesses identified and the steps management has taken to minimize such risks, exposures, deficiencies and material weaknesses to the Company and any changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting and are required to be disclosed, as well as any other changes in internal control over financial reporting that were considered for disclosure in the Company’s periodic filings with the SEC or AIM.

Reserves, Health Safety Environment and Social Responsibility Committee
The R&HSES Committee consists of four members the majority of whom are independent. The Chairman of the committee must be independent.
Members: Matt Brister (Chair), Ross Clarkson, Ed LaFehr and Susan MacKenzie
The Board of Directors established the R&HSES Committee to assist the Board in monitoring the integrity of the oil and gas reserves of the Company, compliance by the Company with legal and regulatory requirements related to reserves, qualifications, independence and performance of the Company's independent reserve evaluators, and the performance of the Company's procedures for providing information to the independent reserve evaluators.
The charter for the R&HSES Committee includes the following responsibilities:

•	reporting committee actions to the Board of Directors with such recommendations as the committee may deem appropriate;

•	providing a report of management and Directors on oil and gas disclosure for the Company's Annual Information Form;

•	engaging with the independent reserve evaluators and evaluating the performance of the independent reserve evaluators;

•	ensuring no restrictions are placed by management on the scope of the reserve evaluators' review and examination of the Company's information;

•
ensuring that no Officer, Director or employee attempts to fraudulently influence, coerce, manipulate or mislead any evaluator engaged in the preparation of the Company's oil and gas reserves statements;

•	reviewing process and results in relation to the completion of the reserve evaluations;

•	reviewing and approving annually, the annual HSES targets for consideration the CHR&G Committee in the short term incentive plan ("STIP");

•	providing the CHR&G Committee an annual report of HSES performance on STIP targets; and

•	providing the Board with a quarterly update on HSES.

Compensation, Human Resources and Governance Committee
The Board's CHR&G Committee is comprised entirely of independent Directors.
Members: Susan MacKenzie (Chair), Carol Bell, David Cook, Matt Brister and Steven Sinclair
The roles and responsibilities of the CHR&G Committee include the following:

•	identifying, reviewing the qualifications of, and recommending to the Board of Directors possible nominees for the Board of Directors;

•	assessing Directors on an ongoing basis and oversee the effective functioning of the Board of Directors, including the orientation and education of new recruits to the Board of Directors;

•	assessing the Board's committee structure on an ongoing basis and recommend changes where appropriate;

•	reviewing the size and composition of the Board of Directors and committee structure;

•	reviewing the appropriateness of the terms of the mandate and responsibilities of the Board of Directors and the charters, mandates and responsibilities of each of the committees;

•	undertaking such other initiatives as are needed to assist the Board of Directors in providing efficient and effective corporate governance for the benefit of Shareholders;

•	reviewing and recommending corporate goals and objectives relevant to the incentive compensation of the Company's Executive Officers and employees;

•	providing performance assessments of financial, operations, and strategic objectives to the Board;

•	determining total compensation, including salary, STIP, long term incentive plan ("LTIP") and benefits, of the Executive Officers, subject to the terms of existing contractual arrangements;

•
overseeing the Company's Option Plan, performance share unit plan (the "PSU Plan"), restricted share unit plan (the "RSU Plan") and deferred share unit plan (the "DSU Plan") and determine their use as forms of incentive compensation;

•	reviewing terms of new Executive Officer contracts, amendments or renewal of existing Executive Officer contracts and make recommendations for approval of contracts to the Board of Directors;

•
based on recommendations of the President and Chief Executive Officer, determining the general compensation structure and policies and programs for the Company such that the Company is able to attract, motivate and retain key personnel;

•	reviewing and making recommendations to the Board on issues that arise in relation to any employment contract in force;

•
reviewing the compensation of the Directors in light of time constraints, competitive fees, risks and responsibilities and make recommendations for approval of Directors' fees to the Board of Directors;

•	reviewing succession planning and leadership development plans and progress related to the position of President and Chief Executive Officer and other senior leadership positions;

•	reviewing and approving severance arrangements for Executive Officers;

•	considering the risks associated with the Company's compensation policies; and

•	annually reviewing the charter and proposing amendments to be ratified by a simple majority of the Board of Directors.

Disclosure and Compliance Committee
Members: Randy Neely (Chair), Edward ("Eddie") Ok and Lloyd Herrick
The roles and responsibilities of the Disclosure and Compliance Committee include the following:

•
ensuring that the Directors, management and employees of the Company are at all times fully aware of their obligations under the AIM Rules and the AIM Note for Mining, Oil and Gas Companies (the "AIM Note"), each of which is published and amended from time to time by the London Stock Exchange plc (the “LSE”), the EU Market Abuse Regulation (596/2014) ("MAR"), as well as the disclosure rules and regulations (the "TSX Rules") of the TSX and the disclosure rules and regulations (the "NASDAQ Rules") of the NASDAQ;

•
achieving the objective of ensuring that communications and disclosure to the public about the Company are informative, timely, factual, balanced and accurate and are broadly disseminated in accordance with all applicable legal and regulatory requirements;

•	ensuring that the Directors, management and employees of the Company are at all times fully aware of the Company's approach to disclosure; and

•	monitoring compliance with the Company's Disclosure Policy, Share Dealing and Insider Trading Policy and AIM Compliance Code.

Nomination of Directors
The CHR&G Committee oversees the nomination of Directors to the Board. The committee may engage an outside consultant to assist in identifying qualified candidates for the Board. The nominees for Directors are initially considered and recommended by the CHR&G Committee, approved by the entire Board and appointed by the Company or Shareholders, as required.
Board Evaluation and Renewal
The CHR&G Committee evaluates regularly the effectiveness and contribution of the Board, the Chairman of the Board and the chairman of each committee and the effectiveness and contribution of individual Directors, having regard for the mandate of the Board and position descriptions, attendance at Board and committee meetings, overall contribution and, in the case of individual Directors, the competencies and skills the individual Director is expected to bring to the Board. The Board has adopted an annual board questionnaire to assist in the assessment of the functioning of the Board of Directors as a whole, and through an annual self-assessment which are all submitted to the CHR&G Committee chair. The results of the Board questionnaires are summarized and actions developed as results are reviewed with the whole Board. Meetings between the Chairman of the Board and individual Directors are held to discuss results of the evaluation.
The Board has adopted a retirement policy for Directors (described on page 28 of this Information Circular). The Board has not adopted a formal policy on term-limits for members of the Board. The Company believes that its approach to Board evaluation and succession planning ensures adequate renewal.

Also, all independent Board members confirm their continued independence annually by completing a directors independence questionnaire.
Board Orientation and Continuing Education
The CHR&G Committee is responsible for overseeing the orientation of Directors new to the Board of Directors. The Board of Directors has adopted an Orientation Policy for new Directors. Under the Orientation Policy, a member of management (the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) organizes an orientation program for newly elected Directors of the Company. The initial orientation includes a detailed briefing on all significant areas of the Company's operations by members of senior management. New Directors are provided with a comprehensive Board manual which contains a record of historical information about the Company, the charters of the Board and its committees and other relevant business information relating to the Company. All new Directors, within 24 months of becoming a Director are invited to visit the Company's main operations.
The Board of Directors has adopted a Continuing Education and Development Policy for Directors. Under the Continuing Education and Development Policy, continuing education is provided to Directors through regular presentations by senior management on the key areas of the Company's business. On an annual basis, Directors will attend a strategy meeting with senior management of the Company that provides for a comprehensive review of the Company's operations and include an in-depth discussion of the strategic plans of the Company for the coming year. In addition, the Company schedules reviews of various governance topics relevant to the Company, with area experts. These reviews may include, for example, best practices in corporate governance, human resources, risk management including hedging, credit and information technology and a review of major environmental and geopolitical issues. Each Director of the Company is expected to maintain the level of expertise necessary to perform his or her responsibilities as a Director. The Company provides a reasonable allowance for outside board education for each Director on an annual basis.
All Directors receive an extensive package of materials prior to each Board meeting. These materials provide a comprehensive summary of each agenda item to be discussed. Similarly, committee members also are provided with a comprehensive summary on each agenda item to be discussed at committee meetings.

In preparation of the Company's listing on the AIM exchange, the Directors participated in numerous presentations regarding market conditions, governance and director liability.
Directors are made aware of corporate director-focused educational seminars offered by third-party professional organizations.
The Company may cover the cost of relevant courses for directors.
Skills Matrix

On a regular basis, the Board of Directors reviews a skills matrix to ensure a full complement of skills is available from members of the Board to assist the Company in achieving its objectives. The most recent skills matrix was reviewed and approved in 2018 and is set out below mapped to continuing Directors' skills, experience and attributes.

	David Cook	Carol Bell	Ross Clarkson	Susan MacKenzie	Edward LaFehr	Steve Sinclair	Randy Neely
DIRECTOR BACKGROUND
Current Number of Public Boards	1	5	1	4	1	1	1
Committees *	2	1,2	3	2,3	1,3	1,2	CEO, 4
Director Since	2014	2019	1995	2014	2019	2017	2018
AREA OF EXPERTISE
Audit / Accounting		x	x			x	x
M&A / Capital Markets	x	x	x		x	x	x
Oil & Gas Legal / Commercial	x	x	x	x	x		x
Engineering / Operations / G&G	x		x	x	x
Executive Management	x	x	x	x	x	x	x
Human Resources		x	x	x		x
Governance	x	x	x	x	x	x	x
Risk Management	x	x	x	x	x	x	x
INDUSTRY EXPERIENCE
Oil & Gas Exploration & Production	x	x	x	x	x	x	x
Marketing / Storage / Transportation	x	x	x	x
International	x	x	x	x	x		x
Government Relations	x	x	x		x		x
BOARD COMPOSITION
Geographic	DK	UK	Can	Can	Can	Can	UK
Active Executive	N	N	N	N	Y	N	Y
Age	56	60	65	58	59	62	52
Gender	M	F	M	F	M	M	M
Notes:
*Committees: 1 Audit Committee, 2 CHR&G Committee, 3 R&HSES Committee, 4 Disclosure and Compliance Committee

Diversity

The Board of Directors has adopted a Diversity Policy that pertains to Board nominations, Executive Officer appointments and employee hiring. Under the Diversity Policy, selection will be made on the basis of the skills, knowledge, experience and character of individual candidates and the requirements of the Board, management and staff at the time. The Company believes that considering the broadest group of individuals who have the skills, knowledge, experience and character required to provide the leadership and skills needed to achieve its business objectives, without reference to their age, gender, race, ethnicity, sexual orientation, physical disability or religion is in the best interests of the Company. The Board recognizes the benefits of diversity within the Board, management and the Company in general, and will encourage the consideration of women who have the necessary skills, knowledge, experience and character for Board nominations, Executive Officer appointments and employee hiring. The Board has not imposed any targets regarding the representation of women on the Board.

The CHR&G Committee ensures the effectiveness of its Diversity Policy by reviewing the process of identifying female candidates and their consideration relative to other candidates. The CHR&G Committee also regularly reviews the number of women appointed and serving on the Board and in Executive positions to evaluate whether it is desirable to adopt additional requirements or policies with respect to Board and Executive Officer diversity.

There were no Directors recruited to the Board in 2018. Two new Directors were recruited to the Board in 2019 through a process whereby the Company engaged a recruitment agency to prepare a list of candidates with the skills and knowledge required to serve on the Board without consideration to age, race, ethnicity, sexual orientation, physical disabilities or religion. Specific direction was given to include gender diversity in the search. The CHR&G Committee considered a comprehensive list of candidates and prepared a short list for further evaluation. The Board is confident that the two candidates selected and subsequently appointed to the Board were done so based on merit.

Currently, two out of seven (29%) of the Company's Non-Executive Directors are women and women hold nil out of 4 (0%) Executive Officer positions with the Company. The Board believes that its current membership has the expertise, skills, geographic representation, diversity, character and size to represent the interests of shareholders and appropriately address the Company's business needs.

Also during the latter half of 2018, the Company initiated a search for a Chief Operating Officer to replace Lloyd Herrick, who had informed the Company that he plans to retire in 2020. Similar to the process for the recruitment of outside directors, the Company engaged a recruitment firm to prepare a list of candidates with the requisite skills to serve as the Chief Operating Officer. The firm was directed to identify female candidates, but was not to consider race, ethnicity, sexual orientation, physical disabilities or religion, in preparing the list of possible candidates. The Board is confident that the candidate hired was selected solely on merit.

Non-Executive Director Share Ownership
On January 22, 2013, the Board of Directors adopted a mandatory Share Ownership Policy for Directors whereby Directors are required to acquire and hold Common Shares and/or DSUs with a minimum aggregate market value or original purchase cost or issued value of three times the annual retainer fee. Directors have a period of five years from the date of the implementation of the policy on January 22, 2013, or from the date of their appointment as a Director of the Company, whichever is later, to acquire the value required.
In May, 2018, the director Share Ownership Policy was amended to specify that 50% of the share ownership requirement be held in Common Shares.  Directors have three years from the date of the policy amendment to meet this new requirement.  As a result, Messrs. Cook and Sinclair and Ms. MacKenzie have until May, 2021 to accumulate this Common Stock requirement.  Ms. Bell and Mr. LaFehr have until January, 2024 and March, 2024  respectively to achieve the policy requirements.  As such, all directors in the table below, but Ross Clarkson are shown as "In Progress"
Directors are required to confirm annually, for the Company's management information circular, their beneficial Common Share ownership position and that the required ownership is not hedged or otherwise sold.

Name	Common Shares (#)	DSUs(1) (#)	Total Number of Common Shares and DSUs owned (#)	Total Value of Common Shares & DSUs Owned(2) ($)	Total Value of Shareholdings Required(3) ($)	Meets Share Ownership Requirements
David Cook	59,789	206,173	265,962	846,324	390,000	In Progress
Carol Bell	0	0	0	0	390,000	In Progress
Ross Clarkson (5)	1,844,493	0	1,844,493	5,865,551	390,000	Yes
Susan MacKenzie	15,000	119,567	134,267	571,840	390,000	In Progress
Ed LaFehr	4,000	0	4,000	11,080	390,000	In Progress
Steve Sinclair	50,000	53,047	103,047	261,739	390,000	In Progress
Notes:
(1) All DSUs vest immediately upon grant but cannot be redeemed until the Director ceases to be a Director of the Company.
(2) Total Value is "the greater of" ACB or fair market value determined by multiplying the number of Common Shares by the individuals' ACB and the DSUs by the grant price or the original purchase price in the case of Common Shares or fair market value at the date of grant in the case of DSUs according to the policy.
(3) Based on three times the annual retainer effective January 1, 2019.
(4) Directors have a period of five years from the date of their appointment as a Director of the Company to acquire the value required. In the event of a change to the Share Ownership Policy, Directors will have three years from the date of change to comply with the new requirements.
(5) Mr. Clarkson retired as Chief Executive Officer of the Corporation on December 31, 2018 and was not eligible to receive DSUs while a member of Executive.

Retirement Policy for Directors
The Board of Directors has adopted a mandatory retirement policy. The Company's Directors are not permitted to stand for re-election to the Board of Directors once they have reached the age of 75. The Board of Directors reserves the right to deviate from the policy under extenuating circumstances. The CHR&G Committee has the responsibility to evaluate annually the qualification of each Director standing for re-election in the current year.
Retirement Policy for Executive Officers and Employees
The Board of Directors adopted a retirement policy for Executive Officers and employees of TransGlobe. Executive Officers and other employees are eligible for approved retirement when the individual has greater than or equal to 10 years of service with the Company and is older than 55 years of age. The Board of Directors reserves the right to deviate from the policy under extenuating circumstances.
Majority Voting Policy
The Company's Majority Voting Policy requires a Director receiving more "WITHHOLD" votes than "FOR" votes at any meeting of Shareholders in respect of which the number of nominees for Director is equal to the number of Directors to be elected, such nominee shall immediately tender his/her resignation to the Board of Directors. The Board shall consider the resignation within 90 days of the Shareholders meeting and will accept the nominee's resignation absent exceptional circumstances, having regard to all relevant matters, and issue a press release to the TSX disclosing its determination.
Code of Business Conduct and Other Governance Policies
The Company has adopted a corporate code of conduct which is applicable to the Company, its employees and contractors (the "Corporate Code of Conduct"). A copy of the Corporate Code of Conduct has been posted to SEDAR at www.sedar.com and to EDGAR at www.sec.gov and on the Company's website under AIM Rule 26.
The Corporate Code of Conduct for the Company is intended to guide employees and contractors activities to enhance value and to minimize situations where a conflict of interest could arise and where harm to the Company and its employees could occur. The Corporate Code of Conduct addresses responsibilities and values, insider trading, business relationships, entertainment, gifts and favours, compliance and monitoring. Adherence to the Corporate Code of Conduct is monitored by management through routine supervisory practices and an annual Corporate Code of Conduct disclosure and sign-off process. When an investigation results in a finding that the Corporate Code of Conduct has been breached, the employee or contractor who has breached the Corporate Code of Conduct may, depending upon the seriousness of the breach, be subject to discipline up to and including termination of employment.
The Company has also developed a specific code of conduct for its Directors and Officers (the "Code") (which is also available on SEDAR and EDGAR). The Code provides generally that each individual being considered for nomination as a Director must disclose to the CHR&G Committee all interests in relationships of which the Director is aware at the time of consideration which will or may give rise to a conflict of interest. If such an interest or relationship should arise while the individual is a Director, there is a positive onus on the Director to make disclosure of the same to the Corporate Secretary or the Chairman of the Board. Each Director is also required by the Code to report any known or suspected breach of the Code to the Chairman of the Board, and is annually required to review, sign and deliver to the Board Chair an executed copy of the Code.
Pursuant to the Code, all Directors have agreed to the following guidelines respecting conflicts of interest:

•
Directors shall avoid situations that may result in a conflict or perceived conflict between their personal interests and the interest of the Company and situations where their actions as Directors are influenced or perceived to be influenced by their personal interests;

•
each Director must at all times comply fully with applicable law and should avoid any situation which could be perceived as improper, unethical or indicative of a casual attitude towards compliance with the law;

•
no Director may hold a significant financial interest, either directly or through a relative or associate, or hold or accept a position as an officer or director in an organization in a relationship with the Company, where, by virtue of his or her position with the Company, the Director could in any way benefit the other organization by influencing the purchasing, selling or other decisions of the Company, unless that interest has been fully disclosed in writing to the Board; and

•	a "significant financial interest" in this context is any interest substantial enough that decisions of the Company could result in gain for the Director.
Last, in accordance with the Business Corporations Act (Alberta), Directors who are a party to or are a director or an officer of a party to a material contract or material transaction, are required to disclose the nature and extent of their interest and are not permitted to vote on any resolution to approve the contract or transaction.
The Board provides leadership, supervision and support for the employees of the Company to uphold the principles articulated in the Corporate Code of Conduct.
Share Dealing and Insider Trading Policy
The Company has a Share Dealing and Insider Trading Policy in accordance with the requirements of the AIM that ensures the Company and its Directors, Officers, employees and consultants satisfy legal and ethical obligations related to proper and effective disclosure of corporate information and the trading of securities with that information.

The Share Dealing and Insider Trading Policy also contains an anti-hedging provision which includes a prohibition on Directors, Officers and employees purchasing financial instruments such as prepaid forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge their underlying position in Company shares.

Disclosure Policy
The Company has adopted a Disclosure Policy to ensure that communication to the public is done in a timely, factual and accurate manner as well applicable to legal and regulatory requirements. The Disclosure Policy extends to all employees and contractors of the Company, its Board of Directors, and those authorized to speak on behalf of the Company. Annually, all employees and contractors of the Company are required to attend a policy review meeting at which the Disclosure Policy is discussed. The Disclosure and Compliance Committee meets a minimum of two times a year or as needed to review and plan upcoming disclosure obligations.

Anti-Bribery and Corruption Policy
The Company adopted an Anti-Bribery and Corruption Policy in May 2018. The Anti-Bribery and Corruption Policy sets out TransGlobe's responsibilities, and of those working for the Company, in observing and upholding the Company's position on bribery and corruption. As well the Anti-Bribery and Corruption Policy provides information and guidance to those working for the Company on how to recognize and deal with bribery and corruption issues.

EXECUTIVE COMPENSATION
LETTER TO SHAREHOLDERS

Fellow Shareholder:

The Compensation, Human Resources and Governance Committee ("CHR&G Committee) and Board of Directors believe in providing clear and transparent disclosure to help our Shareholders understand the compensation our Executives as well as the rationale behind our compensation decisions. This letter to Shareholders outlines our strategy and objectives, our performance in 2018, and how this performance informed and guided pay decisions during the year. A more detailed description of our compensation programs and decisions can be found in the Compensation, Discussion and Analysis (“CD&A”) following this letter.
Our Strategy
TransGlobe’s corporate strategy is to build long-term shareholder value through the profitable acquisition, development and exploitation of oil and gas assets with a focus on under-developed or brown-field opportunities. Since 2008 our efforts have focused on the Middle East and North Africa (MENA) region, and in 2016 we acquired Canadian assets with the intention of continuing to leverage our operational, administrative and managerial competencies. The Company intends to focus on increasing production and reserves through further development of our Egyptian Eastern Desert assets and our recent Western Desert discovery, as well as development of our Canadian assets. In addition, the Company is seeking out acquisitions that leverage our core competencies of rigorous oil field operational excellence and government relations in a broad regional area principally focused in the circum-Med and African continent.
2018 Performance:

Due to rising oil prices through the first three quarters of 2018, the AIM listing and increased business development activity, the Company experienced increased costs on both operating costs and G&A. However, higher commodity pricing offset these costs and the Company had its best income results since 2014. The Company made very good progress on managing its unsold crude oil inventory, decreasing inventoried crude oil from approximately 800,000 barrels at the end of 2017 to under 600,000 at the end of 2018. Increased prices combined with the inventory drawdown all contributed to cash flow from operations and net income being at multi-year highs. In addition, the Company continued to focus on maintaining a strong balance sheet and repaid $15 million on the prepayment facility, decreasing the balance outstanding to $45 million. 2018 also saw the resumption of the Company’s dividend program with the payment of USD$0.035/Common Share in September of 2018.

In Egypt, the Company had a marginally successful exploration campaign in the Western Desert, drilling one discovery out of four exploration wells drilled during the year. The Northwest Sitra concession, where the Company drilled two unsuccessful wells in 2018, was relinquished to the Egyptian government in early 2019. The Company took a full write-down of the Northwest-Sitra investment during Q3 2018. The discovery in South Ghazalat will move into the development phase in 2019 with two additional wells planned.

In Canada the Company drilled six wells. Unfortunately, strong oil prices in the year were offset by weak differentials and continued weak natural gas and natural gas liquids pricing. The full development potential of the Canadian assets was expanded in 2018 with the acquisition of an additional 16 sections of crown land in the Harmattan area.

The Company pursued several asset and corporate acquisitions during the year but were unable to meet the price expectations of the sellers. However, while still in the negotiation stage, the Board believes management has made steady progress with EGPC aimed at consolidating, amending and extending the Eastern Desert production sharing concession PSCs, the first of which begin to roll into the final five-year option period of the development license in December 2019.

The Company successfully completed its AIM Listing on June 29th and relocated the senior management team to London in the fall of 2018. The Company believes that the listing will increase the Company’s appeal to a more receptive investor market and relocating to London will increase the Company’s operational effectiveness and access to business development opportunities within its targeted geographic focus area.

2018 Pay Decisions: The Board, on recommendation from the CHR&G Committee considers both corporate and individual performance in making its pay decisions each year.

Base Salaries: Other than adjustments for promotions of Mr. Neely (President) and Mr. Ok (Chief Financial Officer), Named Executive Officers ("NEO") salaries were held constant from 2017.
Short-term Incentive Plan: Based on Company results, the CHR&G Committee recommended, and the Board approved a short term incentive plan ("STIP") corporate score of 0.95 For a more detailed discussion of the STIP refer to page 36 of the CD&A.
Long-term Incentive Plan: In 2018, on the basis of competitive pay benchmarking, the Board reduced NEO long term incentive plan ("LTIP") grant targets by 40%. In addition, the Board, on recommendation from the CHR&G Committee, revised the 2018 LTIP mix for executives to comprise 40% Options and 60% performance share units ("PSUs"), removing restricted share units ("RSUs"). In addition to the continued use of relative TSR as a PSU performance metric, the CHR&G Committee also recommended and the Board approved the implementation of a second PSU performance metric consisting of a threshold of absolute positive return to shareholders for 2018 PSU grant vesting. 2018 LTIP grants on these bases were made in May, 2018.
Chief Executive Officer Compensation: Mr. Clarkson's performance was assessed by the full Board on the achievement of 2018 corporate and Chief Executive Officer objectives. Mr. Clarkson’s compensation in 2018 was directly tied to corporate performance with 70% of his total direct compensation ("TDC") at-risk. Mr. Clarkson received no base salary increase, a STIP payout based on a STIP corporate scorecard score of 0.95, and a LTIP grant award of approximately 100% of target.
Director Compensation: The Board approved revisions to director compensation including reduced DSU grant targets, reduced cash retainers and elimination of committee fees, effective January 1, 2018.

Compensation and Alignment to Performance
The Board remains confident that TransGlobe’s compensation program will enable the Company to attract, motivate and retain top talent and is well aligned to the interests of shareholders. We highlight the following elements:

•	rigorous STIP with scorecard aligned to key operational, financial, and strategic objectives;

•	in 2018, the Company removed RSUs from the LTIP mix for executives, thereby increasing the proportion "fully at risk";

•
PSUs constitute 60% of the Executive LTIP mix, with relative total shareholder return ("TSR") performance conditioning and a threshold of absolute positive return requirement for vesting and payout to occur;

•	no pension plan;

•	material benefits limited to ex-patriate living allowance schemes implemented in November 2018 for executives relocated to London, UK; and,

•
executive officer share ownership guidelines of 3X base salary for Chief Executive Officer, 2X base salary for Chief Operating Officer, Executive Vice President and Chief Financial Officer and 1X base salary for other executive officers.

2019 Compensation Decisions Made
The Board decisions made year-to-date that relate to 2019 executive compensation include:

•	promoted Randy Neely to President and Chief Executive Officer in January 2019;

•	other than an increase to Mr. Neely’s salary associated with his promotion to Chief Executive Officer, held other NEO salaries constant from 2018 levels;

•	approved the executive compensation treatment Mr. Geoff Probert, Chief Operating Officer effective March 18, 2019 consistent with existing executive compensation construct and targets;

•
2019 STIP scorecard construct approved, reflecting increased concentration on growing net asset value on a per share basis within the strategic measures in addition to the typical operational and financial targets; and

•	2019 LTIP grants awarded at target.

Shareholder Outreach
During 2018, with the assistance of management, the Chair and the Chair of the CHR&G Committee reached out to several of our largest Shareholders to encourage feedback from their perspective on the Company’s governance oversight, compensation arrangements, Board constituency and other matters of Shareholder interest. We were able to solicit direct feedback from nine of our fifteen largest Shareholders who collectively hold approximately 40% of our outstanding shares. The CHR&G Committee and the Board have considered the feedback in making changes to the Board constitution and Director share ownership guidelines.
Conclusion
We trust our approach to compensation programs further demonstrates our commitment to a pay-for-performance compensation philosophy and we will continue to re-evaluate current practices and monitor emerging best practices. We encourage you to engage with us on our approach to compensation and with any related questions you may have by emailing us at boardofdirectors@trans-globe.com.

On behalf of the Board of Directors, we thank you for taking the time to read our disclosure.

Signed: Susan MacKenzie	Signed: Robert Jennings
Chair, CHR&G Committee	Chairman, Board of Directors

COMPENSATION DISCUSSION & ANALYSIS

Role and Composition of the Compensation, Human Resources and Governance Committee
TransGlobe's Board of Directors is responsible for the oversight of compensation matters at TransGlobe. The CHR&G Committee assists the Board in establishing and overseeing Director and Executive compensation, including completing an annual review of the compensation of TransGlobe’s Officers, employees and Directors, as well as reviewing and considering other compensation-related matters. On an ongoing basis, the CHR&G Committee reviews succession planning, specifically, in relation to the positions of President & Chief Executive Officer and senior leadership positions.
Composition of the Compensation, Human Resources and Governance Committee
In 2018 the CHR&G Committee was comprised of four independent Directors (Ms. Susan MacKenzie, and Messrs. Brister, Cook and Sinclair). Each of these Directors has significant experience in board and senior management roles of domestic and international oil and gas exploration companies where they were responsible for designing, implementing and monitoring the effectiveness of executive compensation policies and practices.
The following is a brief description of the relevant skills and experience of each CHR&G Committee member.

CHR&G Committee	Independent	Relevant Skills and Experience
Susan MacKenzie (Chair)	Yes
Ms. MacKenzie is former chair of the Compensation & Human Resources Committee of Enerplus Corporation, chairs the Governance, Nominating and Compensation Committee of Freehold Royalties Ltd and serves on the Human Resources and Compensation Committee of Precision Drilling Corporation. As Vice President Human Resources for Petro-Canada, Ms. MacKenzie was responsible for the company’s compensation programs and policies, for succession planning and leadership development and was Senior Management representative on the Management Resources & Compensation Committee. She holds the ICD.D designation from the Institute of Corporate Directors.

Matthew Brister	Yes
Mr. Brister has over 40 years' experience in international and domestic oil and gas companies. Mr. Brister has held senior leadership and board of director roles in the industry and brings a wealth of hands-on experience in public corporations.

David Cook	Yes
Mr. Cook has over 20 years' experience in senior leadership roles in the international oil and gas industry and was most recently Head of Strategy for INEOS. Mr. Cook's experience includes significant practical experience with compensation and human resources.

Steven Sinclair	Yes
Mr. Sinclair has over 30 years' experience in senior leadership roles in the oil and gas industry. Mr. Sinclair held the position of Senior Vice President and CFO at ARC Resources and several other senior leadership roles at ARC Resources.

Fred Dyment(1)(2)	Yes
Mr. Dyment has over 40 years' experience in senior leadership and board of director roles in the oil and gas industry and brings a wealth of hands-on industry experience. Mr. Dyment also holds board positions and sits on the compensation committee of several private and public corporations.

Notes:
(1) Mr. Dyment was a member of the CHR&G Committee from January - May 8, 2018.
(2) Mr. Dyment retired from the Board of Directors December 31, 2018.
Compensation Advisor
TransGlobe’s compensation policies have allowed the Company to attract, motivate, and retain a team of Executive Officers and employees working towards the common goal of enhancing Shareholder value. In an effort to ensure that TransGlobe is maintaining a competitive compensation arrangement for its Executive Officers, Directors and employees the CHR&G Committee has engaged the services of Hugessen Consulting Inc. ("Hugessen"), an independent compensation advisor. Hugessen has provided support to the CHR&G Committee understanding current market and industry trends as well as advising on specific CHR&G Committee matters related to executive compensation.
At no time since the most recently completed financial year of TransGlobe, has any other compensation consultant or advisor been retained by TransGlobe to assist the Board or the CHR&G Committee in determining the compensation of the Executive Officers or Directors of TransGlobe.

Executive / Director Compensation Advisor Related Fees

Year	Executive Compensation Related Fees(C$)	All Other Fees(C$)
2018	65,160	794
2017	18,947	14,427

Compensation Approval Process
The following outlines elements of the CHR&G Committee's typical executive compensation approval process:

1.	Review & Align: The CHR&G Committee reviews and confirms alignment of compensation philosophy and objectives with the compensation program and practices;

2.	Consult: As deemed necessary, the CHR&G Committee consults with its independent advisor on executive compensation;

3.	Benchmark & Report: As deemed necessary by the CHR&G Committee, the independent advisor conducts benchmarking against a CHR&G Committee reviewed and approved pay comparator group;

4.
Review & Analyze: The CHR&G Committee reviews the results of any such benchmarking and with the input from its independent advisor develops a recommendation for the President and Chief Executive Officer and other executive compensation design;

5.	Recommend: The CHR&G Committee recommends President and Chief Executive Officer and the other executive compensation to the Board; and

6.	Approve: The Board approves President and Chief Executive Officer and other executive compensation.
Named Executive Officers
For the purposes of this Information Circular, "Named Executive Officer" or "NEOs" means each of the following individuals: (a) the Chief Executive Officer of the Company, (b) the Chief Financial Officer of the Company, (c) each of the three most highly compensated Executive Officers of the Company (including any of its subsidiaries) or the three most highly compensated individuals acting in a similar capacity, other than the Chief Executive Officer and Chief Financial Officer, at December 31, 2018 whose total compensation was, individually, more than $150,000, as determined in accordance with National Instrument 51-102 - Continuous Disclosure Obligations ("NI 51-102"), for that financial year; and (d) each individual who would be an NEO under (c) but for the fact the individual was neither an Executive Officer of the Company or its subsidiaries, nor acting in a similar capacity, at December 31, 2018.
The following section outlines the compensation programs in which the NEOs participate. For 2018, the NEOs were:

•	Ross Clarkson - Chief Executive Officer (retired December 31, 2018)

•	Randy Neely - President (became President and Chief Executive Officer effective January 1, 2019)

•	Lloyd Herrick - Vice President and Chief Operating Officer

•	Eddie Ok - Vice President Finance and Chief Financial Officer (appointed January 11, 2018)

•	Brett Norris - Vice President Exploration (ceased to be employed with the Company on January 4, 2019)

Executive Compensation Philosophy
TransGlobe's compensation program is based on a "pay-for-performance" philosophy which supports the Company's commitment to the creation of long-term value for its Shareholders. The Company believes compensation should be aligned with Shareholders' interests, while also recognizing that TransGlobe's corporate performance is dependent on retaining highly trained, experienced and committed Directors, Executive Officers and employees who have the necessary skill sets, education, experience and personal qualities required to manage the Company's business.
TransGlobe's executive compensation programs are designed to attract, motivate and retain highly talented individuals to serve as Executive Officers of the Company, to achieve the Company's strategic objectives, and to align the interests of Executive Officers with the long-term interests of the Shareholders:

•	Attract, motivate and retain: provide competitive compensation to attract, motivate and retain top talent as TransGlobe continues to progress its corporate objectives;

•
Pay for performance: target of median total direct compensation "TDC" (cash + target STIP + target LTIP) for median performance; incentive plans calibrated so that superior performance by the Company and individuals results in above-market median compensation; conversely, performance below expectations results in below-market median compensation; and

•	Flexibility and risk management: sufficiently flexible to adapt to unexpected developments, ensuring continuity of operations and minimization of risk.
TransGlobe targets TDC at the median of its pay comparator group.

Pay Comparator Group
The Company uses a pay comparator group in order to provide competitive market information to support pay level and pay mix decision-making, and to provide context regarding compensation design practices. The comparator group, detailed below, is based on the following selection criteria:

•	Issuers: oil and gas exploration and production companies;

•	Market Capitalization: target between approximately 0.5x - 2x that of TransGlobe;

•	Location: headquartered in Canada, US or the UK, with a focus on companies with producing assets; and

•
Operating location: companies comprising the comparator group have international production, where possible; however, to ensure an adequately-sized comparator group, similar sized domestic producers are also included.

The pay comparator group was reviewed by the Board in August 2017, at which time TransGlobe was positioned at median on total revenue and market capitalization relative to the constituents. The Board considered this pay comparator group to be appropriate for 2018 compensation purposes.

TransGlobe 2018 Pay Comparator Group
Amerisur Resources PLC	Cona Resources Ltd. (formerly Northern Blizzard Resources Inc.)	TransAtlantic Petroleum, Ltd.
Surge Energy Inc.	Eland Oil & Gas PLC	VAALCO Energy Inc.
Storm Resources Inc.	SDX Energy Inc.
Cardinal Energy Inc.	Orca Exploration Group Inc.
Tethys Oil AB	Sterling Resources Ltd.
The CHR&G Committee continues to monitor the pay comparator group to ensure the constituents remain comparable and relevant peers relative to TransGlobe.

2018 Pay Peer Group Screening Methodology

Category	Screening Criteria	# of Companies Identified
Exchange, Industry & Geography	**Exchanges**: All major European and North American exchanges **Industry**: Oil and Gas Exploration and Production **Geography**: Initially, all geographies considered and later refined based on location of operations (see below)	>500
Size	**Market Capitalization**: approximately 0.5x to 2x TransGlobe	
Additional Criteria	▪ Canada, US or UK headquartered companies, with a focus on companies with a producing asset ▪ Focus on liquids-weighted companies with onshore operations ▪ Where possible, focus was on companies with international production; however, to ensure an adequately-sized comparator group, similar sized domestic producers are also considered ▪ Special consideration given to peers with operations in developing countries and/or countries with high risk profiles	12

Executive Compensation Design and Mix
There are three major elements incorporated in TransGlobe’s executive compensation program: (i) base salary; (ii) STIP; and (iii) LTIP. The value of perquisites received by Randy Neely and Lloyd Herrick are in aggregate greater than $50,000; $60,383.00 and $51,161.95 respectively. The perquisites for Eddie Ok are not equal to or greater than $50,000 or 10% of the NEO’s total salary for the financial year. TransGlobe does not offer a savings plan or pension plan.
A significant portion of TransGlobe’s NEOs’ compensation is variable and linked to performance against its operational, financial, and strategic objectives under the STIP; and relative and absolute total shareholder return ("TSR") and share price performance under the LTIP. The following charts illustrate Chief Executive Officer 2018 target TDC mix, as well as that of the other NEOs (on average).

Components of Compensation

As outlined below, NEOs have the opportunity to receive compensation that is both guaranteed (“not at risk”) and variable (“at risk”).

Component	Risk	Objectives	Time Frame	Description
Base Salary	Fixed (not at risk)	Provides market competitive level of fixed compensation	Set annually	Only fixed component of TDC
Typically set in reference to median of pay comparator group
Individual NEO salary reflects level of responsibility, skills and experience
STIP	Variable (at risk)	Acknowledges progress on strategic priorities and rewards for achievement of annual performance goals	One year	Cash-based performance incentive
Payout based on combination of Board-approved financial, operational metrics and strategic objectives as well as individual performance. Also subject to Board discretion.
PSU Plan	Variable (at risk)	Rewards for performance and the creation of shareholder value	Three years	Annual grants

Three year cliff vesting (effective 2017, PSUs granted vest at 0% - 200%) (pre 2017, PSUs granted vest at 50% - 150%). Performance measured against relative TSR performance vs Board-approved PSU performance peer group; positive absolute TSR.

RSU Plan	Variable (at risk)	Rewards for performance and the creation of shareholder value	Three years	Granted in 2017
Annual 1/3 vesting and payout based on weighted average price per share at which Common Shares traded on the TSX during the last five trading days prior to due date
Option Plan	Variable (at risk)	Rewards for contribution to long-term stock appreciation	Five years	Annual grants
Three year vesting with five year term
Savings Plan	TransGlobe does not provide a savings plan
Pension Plan	TransGlobe does not provide a pension plan
Perquisites	Minimal
Expatriate Benefits	Beginning in 2018 Mr. Neely, Mr. Herrick and Mr. Ok began receiving an expatriate living allowance to supplement costs associated with relocating to London, UK
Benefits	Market competitive to other small and mid-cap issuers

Base Salary
NEO base salaries were reviewed in 2018 with reference to the median of the pay comparator group and aimed to provide a fixed level of competitive pay. Each individual’s salary is set taking into account experience, level of responsibility, and skills. The following table outlines 2018 NEO base salaries:

Position	Executive	2017 Base Salary (C$)	2018 Base Salary (C$)	Change from 2017
Chief Executive Officer	Ross Clarkson	$408,000	$408,000	0%
President (1)	Randy Neely	$297,840	$355,000	19%
Chief Operating Officer	Lloyd Herrick	$355,980	$355,980	0%
Chief Financial Officer(2)	Eddie Ok	n/a	$250,000	n/a
Vice President Exploration (3)	Brett Norris	$267,240	$267,240	0%
Notes:
(1) Randy Neely was appointed President of the Company on January 11, 2018. Prior to that, Mr. Neely was Vice President Finance and CFO.
(2) Eddie Ok was appointed Vice President Finance and Chief Financial Officer, becoming a NEO, on January 11, 2018.
(3) Brett Norris ceased to be employed with the Company effective January 4, 2019.

Short Term Incentive Plan

NEOs are eligible to participate in the STIP, which provides a cash-based reward for the achievement of annual financial, operational and progress towards strategic objectives as well as individual performance.
Short Term Incentive Plan Design
For NEOs, the STIP is linked to a combination of financial, operational, and strategic objectives at the corporate and individual levels and is structured as follows:

Base Salary $	X	STIP Target % Salary	X	Performance Score (1) (0 - 200%)	=	STIP Payout $

Note:
(1) Performance score is based on the assessment of both corporate and individual performance for the financial year. The corporate and individual performance weighting for each of the NEOs is as follows:

Executive	Corporate Weight	Individual Weight
Chief Executive Officer	90%	10%
President	85%	15%
Chief Operating Officer	85%	15%
Chief Financial Officer & VP Level	80%	20%

Short Term Incentive Target Award Levels
Under the STIP, each NEO has a target award (expressed as a percentage of base salary) with a minimum payout of 0% for performance at or below the threshold level, and maximum payout of 200% of target for performance at or above maximum.

Position	Executive	Min	Target	Max
Chief Executive Officer	Ross Clarkson	0%	70%	140%
President(1)	Randy Neely	0%	70%	140%
Chief Operating Officer	Lloyd Herrick	0%	65%	130%
Chief Financial Officer(2)	Eddie Ok	0%	60%	120%
Vice President, Exploration(3)	Brett Norris	0%	50%	100%
Notes:
(1) Randy Neely was appointed President of the Company on January 11, 2018. Prior to that, Mr. Neely was Vice President Finance and CFO.
(2) Eddie Ok was appointed to Vice President Finance and Chief Financial Officer on January 11, 2018.
(3) Brett Norris ceased to be employed with the Company effective January 4, 2019.

Short Term Incentive Performance Measurement
The following table outlines TransGlobe’s 2018 corporate scorecard which consists of five operational objectives weighted at ~40% in total, three financial objectives weighted at ~30% in total, and three strategic objectives weighted at ~30% in total. All metrics have threshold, target, and maximum measures of performance.

Operational Objectives (40% weighting)	Financial Objectives (25% weighting)	Strategic and Human Resources Objectives (35% Weighting)
Production against budget	G&A cost management	Strengthen portfolio
2P Reserves management	Operating cost management in Egypt and Canada	Human resources initiatives
Capital efficiency - 2P recycle ratio	Balance sheet stewardship
Exploration program results	Cash flow
Health Environment Safety and Social Responsibility
Scored 33	Scored 34	Scored 28

2018 Short Term Incentive Plan Performance Goals and Achievement
Annually, management and the Board develop corporate objectives to create clarity and focus for the Executive Team and the organization on performance outcomes. To determine base salaries, bonuses and long-term incentives for Executives, the CHR&G Committee and the Board consider two overarching measures – the overall performance of the Corporation and the individual performance of each Executive. In 2018, TransGlobe STIP results were as follows:

Measure	Goal	Outcome	Weight	Score
Operational Targets - 40%
Production	Achieve 15,100 boepd	14.4 MBoepd	10%	0%	SCORED 33

Year End Reserves	Deliver Year-end 43.1 MMboe	Year end reserves are 44.1 MMboe 2P	5%	133%

Capital Efficiency - 2P recycle ratio	Deliver a F&D of $7.19boe with a recycle ratio of 1.0	Achieved recycle ratio of 1.56	5%	156%

Exploration program results	Drill 5 exploration wells (2 South Ghazalat, 2 NW Sitra and one South Alamein targeting risked resources of approximately 4.93 MM barrels	Made one commercial discovery of 1.44 MM barrels discovered resource.	10%	38%

Health & Safety	Adoption of leading and lagging indicators to track performance against plan	Achieved all key targets and exceeded several.	10%	141%

Financial Targets - 25%
G&A Costs	Focus on cash costs against plan	2% over plan	5%	57%	SCORED 34

Operating Costs in Egypt and Canada	Operating costs against plan	Operating costs exceeded plan	5%	0%

Funds Flow	Funds flow / share against plan	Funds flow exceeded target	15%	200%

Strategic and Human Resources Targets - 35%

Strengthen Portfolio	Successful listing on the AIM and move business development opportunities internally and externally forward	Completed AIM listing and made substantial progress on strategic objectives	30%	75%	SCORED 28

Human Resources	Open an office in London and continue organizational effectiveness initiatives	Executive team relocated to UK and organizational effectiveness initiatives were met	5%	100%

2018 STIP - Operational Performance:
The Company took a conservative approach to the capital and operational budget in 2018, to align closely with both the 2018 capital program and strategic plan. Operational targets in the year were based upon managing the decline of the existing asset base with an overall 2018 STIP focus towards replenishing the opportunity set of the Company going forward.
Production for the year was approximately 5% below the mid-range of target.
The 2018 plan targeted reserves additions of 1.7 MMboe in 2P reserves, adjusted for production. During 2018, the Company produced 5.3 MMboe versus plan of 5.5 MMboe. The reserves targets were therefore increased 0.2 MMboe except production replacement targets. No adjustments were made for capital, as the 2018 program was essentially delivered with the exception of the SA-24x exploration well. Ultimately the Company delivered 44.1 mmboe of 2P reserves against an adjusted target of 43.3 mmboe.
The Company also set a capital efficiency target to incent cost effective execution of its development plan. The Company exceeded its targets in that regard with the increased reserves adjustments and corresponding changes to future development capital.
With five exploration wells targeted in the 2018 plan, the 2018 objectives were focused on a commercial discovery within the five targets. With the military rejecting access to the South Alamein target, the plan target was revised downwards. Though the reduced number of wells drilled statistically reduced the chance of program success, this was not factored into the revised target of 3.7 MMbbls of discovered resource. During 2018, the Company made one commercial discovery of 1.44 MMbbls of discovered resource, as reflected in the 3P booking in the 2018 reserves report.

Health, Safety and the Environment are a major priority for both management and the Board. Goals for the year centred on the adoption of leading and lagging indicators to measure and track performance against plan. The Company is very pleased with the progress made in all areas, recognizing constant vigilance is required to address and monitor HSES priorities.
2018 STIP - Financial Performance:
In setting the 2018 financial targets, the Company focused on factors that management could control, and also tried to recognize the importance of the cash generating capacity of the business. With the AIM listing occurring in 2018, reductions to baseline G&A were not considered possible and so costs against budget was the performance measure used.
Operating costs continued to be a priority of management but the recovery in oil prices exacerbated cost pressures kept under control in prior years. Reduced production also impacted our per barrel metrics as fixed operating costs were spread over fewer barrels.
To underline the importance of generating positive funds flow, consistent with the Company’s strategy to grow funds flow over the long term by focusing on value growth; the Company introduced a funds flow metric and targets were not normalized for changes in commodity prices from budget.
2018 STIP - Strategic Initiatives:
The Company had two primary objectives in the year: (i) to advance business development opportunities both internally and externally; and (ii) to list on the AIM. Substantial progress was made on multiple fronts advancing both internal and external opportunities.
2018 STIP - Human Resources:
The Company set a number of goals in the year, including the opening of the London office and continuing the employee engagement initiatives begun in the prior year.

2018 STIP Payouts
Based on the financial, operational and strategic performance results described above and their individual performance, the NEOs were awarded the following STIP payouts in respect of 2018:

Position	Executive	Actual STIP Payout C$	% of Target
Chief Executive Officer	Ross Clarkson	272,000	95%
President	Randy Neely	247,000	99%
Chief Operating Officer	Lloyd Herrick	221,000	96%
Chief Financial Officer	Eddie Ok	144,000	96%
Vice President Exploration (1)	Brett Norris	—	—%
Note:
(1) Brett Norris ceased to be employed with the Company on January 4, 2019 and therefore was not eligible for a 2018 STIP payout.

2018 Long Term Incentive Plan

In addition to the STIP, NEOs are eligible to receive an annual LTIP award. The Company's LTIP mix is comprised of 40% Options, 60% PSUs for all NEOs.
Based on compensation benchmarking, in 2018, LTIP awards targets were reduced by 40%. Individual aggregate NEO grant award values were approximately 100% of these new targets.
Performance Share Unit ("PSU") Plan
On May 20, 2014, the Board adopted a PSU Plan in order to enhance the link between compensation and long-term shareholder value creation. The PSU Plan allows design of measurement and criteria at the discretion of the Board. In 2018, PSU performance measurement included two metrics: relative Total Shareholder Return (TSR) and absolute TSR. The PSU performance peer group was amended to be comprised of a blend of Canadian and UK companies more closely aligned with the Company.
The relative TSR performance measurement for PSU grants measures the appreciation of the Common Shares as well as dividends paid over a three year performance period and a potential vesting range of 0% - 200% of PSUs granted based on positioning within the approved performance peer group, as shown in the table below. The second metric, absolute TSR, prescribes a threshold requiring a positive TSR, over the performance period, to be achieved in order for PSU vesting to occur.

The 2018 PSU grant has a performance period from May 18, 2018 to May 18, 2021 (the "PSU Vesting Date").

The PSU Plan is administered by the CHR&G Committee. All employees of the Company and its related entities are eligible to participate in the PSU Plan ("PSU Participants"). The number of PSUs to be credited to a PSU Participant's account at grant is determined by dividing: (a) the dollar amount of the portion of the PSU Participant's compensation to be as PSUs by (b) the five day weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

Relative TSR Rank vs. 2018 PSU Peer Group	Performance Payout Multiplier(1)
At or below 25th Percentile	0%
TSR of greater than 25th percentile or less than 75th percentile will result in a vesting percentage calculated	Calculated based on percentile % > 25th percentile * 4%
At or above the 75th Percentile	200%
Note:
(1) The performance payout multiplier is interpolated between quartiles on a linear basis.

The 2018 PSU peer group was determined by the CHR&G Committee and approved by the Board of Directors prior to the grant. The PSU peer group consists of the following companies:

Advantage Oil & Gas	Crew Energy Inc.	Kelt Exploration Ltd.	SDX Energy Inc.	Spartan Energy
African Oil Corp.	Eland Oil & Gas	Lek Oil Limited	Sercia Energy plc	Torc Oil & Gas Ltd.
Aminex plc	Freehold Royalties Ltd.	Nuvista Energy Ltd.	Soco International plc	Victoria Oil & Gas plc
Baytex Energy Corp.	Gran Tierra Energy Inc.	Ophir Energy plc	Sound Energy plc	Birchcliff Energy Ltd.
Gulf Keystone Petroleum Limited	Raging River Exploration Inc.	Rockhopper Exploration plc

Following are the PSU Grants made to NEOs in 2018.
2018 PSU Grants

Position	Executive	2018 PSU Grant
		% Base Salary	Number of Units Awarded	Grant-Date Fair Value(1) (C$)
Chief Executive Officer	Ross Clarkson	99%	159,024	403,920
President	Randy Neely	90%	125,787	319,500
Chief Operating Officer	Lloyd Herrick	90%	126,135	320,382
Chief Financial Officer	Eddie Ok	72%	70,866	180,000
Vice President Exploration	Brett Norris	54%	56,815	144,310

Note:
(1) The fair value of the grant of PSUs was determined based on the five day weighted average prior to grant date. This approach to valuing the PSUs granted is consistent with the manner in which PSU grants are valued for the Company's financial statements which is in compliance with IFRS.
(2) Brett Norris ceased to be employed with the Company on January 4, 2019. As a result of Mr. Norris' ceased employment he received a PSU payment in the aggregate amount of $286,101.00 on January 25, 2019. See "Termination Compensation" below for more details.

For further information regarding the PSU Plan, see Schedule B.

2018 Stock Option Plan
The Company's Option Plan permits the granting of Options to Executive Officers, employees, consultants and other service providers ("Optionees") of the Company and its subsidiaries. The Option Plan is intended to afford persons who provide services to TransGlobe an opportunity to obtain an interest in TransGlobe by permitting them to purchase Common Shares and to aid in attracting as well as retaining and encouraging the continued involvement of such persons with TransGlobe. The Option Plan is administered by the Board of Directors.

As at March 27, 2019 the Company had 4,265,908 Options outstanding and 2,983,299 Options available for issuance under the Option Plan.
In 2018, annual grants of Options were targeted to comprise 40% of the NEOs' LTIP. All Options granted and outstanding have a five year term and vest one third (1/3) each on the first, second, and third anniversaries following the date of grant, respectively.

The following Option grants were made to NEOs in 2018:

		2018 Stock Options Awards
Position	Executive	% Base Salary	Number of Options Awarded	Grant-Date Fair Value (1) (C$)
Chief Executive Officer	Ross Clarkson	66%	292,696	269,280
President	Randy Neely	60%	231,522	213,000
Chief Operating Officer	Lloyd Herrick	60%	232,161	213,588
Chief Financial Officer	Eddie Ok	48%	130,435	120,000
Vice President Exploration	Brett Norris	36%	104,572	96,206
Note:
(1) For the purposes of determining the fair value of Options disclosed above, the lattice-based trinomial pricing model was used. The weighted average fair value of Options granted during 2018 was $0.92 based on the following assumptions: (i) risk-free interest rate of 2.16%; (ii) five year term; (iii) volatility of 53.35%; and (iv) no dividend yield. This approach to valuing the Options granted is consistent with the manner in which Option grants are valued for the Company's financial statements which is in compliance with IFRS.
Annual Burn Rate Under Equity Compensation Plans
The following sets forth information in respect of the number of Options granted under the Option Plan in the applicable year relative to the weighted average number of Common Shares outstanding in such year.

Plan Category	Year	Number of Options granted during the applicable year	Weighted-average number of Common Shares outstanding for the applicable fiscal year	Burn Rate
Option Plan	2018	1,070,829	72,205,369	1.5%
	2017	952,400	72,205,369	1.3%
	2016	1,362,153	72,205,369	1.9%

For further information regarding the Option Plan see Schedule D.
Executive Share Ownership Guidelines

On March 3, 2015, the Board of Directors adopted a mandatory Share Ownership Policy for Executive Officers. Executive Officers are required to acquire and hold a multiple of their annual salary in Common Shares, 50% of unvested PSUs granted prior to 2017, and 100% of unvested RSUs granted. Executive Officers have a period five years from the date of policy implementation or their appointment as an Executive Officer, whichever is later, to achieve the value required. If the Executive Officer is promoted into a more senior role, the Executive Officer will have three years to acquire any incremental value required to meet the Share Ownership Policy. The value for determining compliance with the policy is based on the greater of the current market price and the original purchase price of Common Shares.

Name	Common Shares (#)	PSUs (1) (#)	RSUs (1) (#)	Total Number of Common Shares and 50% PSUs and 100% RSUs owned (#)	Total Value of Common Shares, 50% PSUs and 100% RSUs Owned (2) ($)	Total Value of Shareholdings Required ($)	Meets Share Ownership Requirements
Randy Neely (4)	100,300	48,314	22,272	170,886	519,304	$1,065,000	In Progress
Lloyd Herrick	689,127	54,136	33,239	776,502	4,804,626	$711,960	Yes
Eddie Ok(4)	25,615	6,205	20,487	52,307	132,996	$500,000	In Progress
Geoff Probert (5)	0	0	0	0	0	$0	In Progress
Notes:
(1) As per the executive ownership guidelines, common shares held, 50% of PSUs granted prior to 2017 and 100% of unvested RSUs held are included in the total shareholdings.
(2) Total value has been determined by multiplying the number of Common Shares by the greater of current market value and the individuals'
ACB and for the PSUs and RSUs by the grant value.
(3) As per the executive ownership guidelines, total value of shareholdings required for the Chief Executive Officer is 3X annual base salary; and Chief Operating Officer, Executive Vice President, Chief Financial Officer and Executive Vice President is 2X annual base salary.
(4) Mr. Neely has until 2022 to accumulate the required shareholding value and Mr. Ok has until 2023 to meet the share ownership requirements.
(5) Geoff Probert commenced his employment as Chief Operating Officer on March 18, 2019 and has until 2024 to meet share ownership requirements.

Clawback
TransGlobe is subject to U.S. securities laws by virtue of having its Common Shares registered under the 1934 Act. TransGlobe is a foreign private issuer and is thus subject to the SOX and specifically section 304 of SOX. Section 304 of SOX states if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws, the President and Chief Executive Officer and Chief Financial Officer of the issuer shall reimburse the issuer for any bonus or other incentive-

based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement; and any profits realized from the sale of securities of the issuer during that 12-month period.
Incentive Plan Awards
Outstanding Share-Based and Option-Based Awards
The following table sets forth information with respect to the NEOs regarding option-based awards and share-based awards held as at December 31, 2018.

Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1) (C$)	Number of shares or units that have not vested (#)(4)	Market or payout value of share-based awards that have not vested (C$)(5)	Market or payout value of vested share-based awards not paid out or distributed (C$)
Ross Clarkson(2)
	306,000	7.26	19-May-2019	—	464,779	279,832	—
	306,000	4.99	14-May-2020	—
	420,681	2.19	17-Mar-2021	147,238
	355,200	2.16	18-May-2022	134,976
	292,696	2.62	17-May-2023	—

Lloyd Herrick
	243,000	7.26	19-May-2019	—	368,634	221,931	—
	243,000	4.99	14-May-2020	—
	333,678	2.19	17-Mar-2021	116,787
	281,700	2.16	18-May-2022	107,046
	232,161	2.62	17-May-2023	—

Randy Neely
	162,000	7.26	19-May-2019	—	312,669	179,287	—
	162,000	4.99	14-May-2020	—
	297,792	2.19	17-Mar-2021	104,227
	188,600	2.16	18-May-2022	71,668
	231,522	2.62	17-May-2023	—

Eddie Ok
	130,435	2.62	17-May-2023	—	111,249	64,378

Brett Norris (3)
	109,000	7.26	19-May-2019	—	169,177	104,047	—
	109,000	4.99	14-May-2020	—
	160,002	2.19	17-Mar-2021	56,000
	126,900	2.16	18-May-2022	48,222
	104,572	2.62	17-May-2023	—
Notes:

(1)	Calculated based on the difference between the market price of the Common Shares at December 31, 2018 and the exercise price of the Options.

(2)	Ross Clarkson retired as Chief Executive Officer effective December 31, 2018.

(3)
Brett Norris ceased to be employed with the Company on January 4, 2019. All Options scheduled to vest within two years of January 4, 2019 vested on January 4, 2019. Any Options not vesting within the two year period from January 4, 2019 were cancelled. Upon ceasing to be employed with the Company, Mr. Norris exercised 286,702 Options; all other Options were forfeited.

(4)	The number of units shown equates to 100% of the 2016, 2017 and 2018 PSU grants plus accrued PSUs attributable to dividends paid and 66.33% of the RSU grants.

(5)
The value for 2016 PSUs is calculated based on the closing price of the Common Shares at December 31, 2018 on the TSX and the minimum payout of 50% of PSUs awarded plus 50% of accrued dividends. In 2017, the at risk portion of the PSUs was increased to 100% resulting in there being no value attributable to the 2017 and 2018 PSU grant. The value for 2018 RSUs is calculated based on the closing price of the Common Shares at December 31, 2018 on the TSX. The actual amount which will be paid out will differ from the amount shown. The amount paid out will depend on the number and value of PSUs which vest and the fair value of the Common Shares at the time of vesting. PSUs, DSUs and RSUs are settled in cash.

Incentive Plan Awards – Value Vested or Earned During the Year
The following table sets forth for each NEO, the value of option-based awards and the value of share-based awards which vested during the year ended December 31, 2018 and the value of non-equity incentive plan compensation earned during the year-ended December 31, 2018.

Name	Option-based awards – Value vested during the year (1) (C$)	Share-based awards - Value vested during the year (2)	Non-equity incentive plan compensation – Value earned during the year(3)(C$)
Ross Clarkson (4)	—	169,748	272,000
Randy Neely	—	90,076	247,000
Lloyd Herrick	—	134,746	221,000
Eddie Ok	—	51,367	144,000
Brett Norris (5)	—	60,560	-
Notes:

(1)
Represents the aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Options on the vesting date and the exercise price of the Options.

(2)	Represents the aggregate dollar value of the PSUs and RSUs that vested.

(3)	Reflects the annual STIP compensation earned by the NEO in respect of the last completed financial year.

(4)	Ross Clarkson retired as Chief Executive Officer effective December 31, 2018.

(5)
Brett Norris ceased to be employed with the Company on January 4, 2019. All Options scheduled to vest within two years of January 4, 2019 vested on January 4, 2019. Any Options not vesting within the two year period from January 4, 2019 were cancelled. Upon ceasing to be employed with the Company Mr. Norris exercised 286,702 Options; all Other options were forfeited.

Chief Executive Officer Compensation & Review
Mr. Clarkson was entitled to a base salary, a target STIP opportunity of 70% of base salary, and a target LTIP opportunity of 165% of base salary. For 2018, base pay was not increased, his STIP bonus was based on a corporate score of 0.95 and individual score of 1.0 and his LTIP award was at target representing roughly a 0% increase in grant value from the prior year.
Randy Neely was appointed President and Chief Executive Officer on January 1, 2019; he did not receive Chief Executive Officer compensation as of December 31, 2018.
Chief Executive Officer Performance Overview
Mr. Clarkson's 2018 individual performance was assessed by the CHR&G Committee and reviewed with and approved by all Non-Executive Directors of the Board. His individual leadership contributions to the achievement of the Company's 2018 STIP annual objectives were considered, as well as his efforts with respect to progressing longer term strategic execution, stakeholder engagement, succession planning and organizational effectiveness. On the basis of the performance review, Mr. Clarkson's 2018 individual performance score was assessed as meeting target. Mr. Clarkson's 2018 STIP award reflected this level of achievement.

Summary of Chief Executive Officer Compensation

Compensation Component	Design (at Target)	2018 Actual (C$)
Base Salary	Target median relative to 2018 comparator group	$408,000
STIP	70% of base salary	$272,000 (67% of base salary)
LTIP	165% of base salary (60% PSUs, 40% Options)	$673,200 (grant date fair value) (165% of base salary)
Total Direct Compensation	$1,366,800	$1,353,200
Benefits and Perquisites	Minimal	Lesser of 10% of salary and $50,000
Pension Plan	TransGlobe does not offer a pension plan	n/a

Chief Executive Officer compensation will differ from realized compensation due to the inclusion of estimates of value for non-cash based items such as Options, PSUs and RSUs.

Performance Graph
The following graph illustrates TransGlobe's five year cumulative shareholder return, as measured by the closing price of the Common Shares at the end of each financial year, assuming an initial investment of C$100 on December 31, 2014, compared with the S&P/TSX Composite Index and the S&P/TSX Oil & Gas Exploration and Producers Index assuming the reinvestment of dividends where applicable.

	Year-ended
	2014	2015	2016	2017	2018
TransGlobe Energy Corporation	100	52	47	39	53
S&P/TSX Composite Index	100	89	104	111	98
S&P/TSX Oil & Gas Exploration & Production Index	100	65	100	84	54
The comparison of TransGlobe's share price performance from 2014 to 2018 with the broad indices is not indicative of the Company's overall performance and does not accurately reflect the challenges that have faced the Company and management during the past five years. The challenges the Company faced included the continued economic and political uncertainty in Egypt and elsewhere in the Middle-East, the steep and sustained fall in oil prices beginning in mid-2014 and lasting until 2018 and the North American investor abandonment of international small cap energy companies. In the midst of these challenges, TransGlobe decreased the credit risk associated with its crude oil sales, disposed of its interests in Yemen, diversified its base business into Canada, refinanced its convertible debenture without incurring any equity dilution and most recently listed the Company's shares for trading on the AIM exchange. Unfortunately, the Company also had some exploration disappointments on both acquired lands and new exploration concessions in Egypt resulting in significant financial impairments of those assets over the same period. As a result, the successes achieved by the Company have been overshadowed by these disappointments and by the sustained decrease in worldwide crude oil prices and market disinterest in oil and gas stocks. The operational and management successes required significant efforts on the part of both management and staff and the CHR&G Committee has attempted to adequately recognize those efforts while balancing the fiscal limitations confronting the Company and the experience of its shareholders.

Summary Compensation Table
The following table sets forth, for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016, the compensation paid by the Company to the NEOs for services rendered in all capacities.

					Non-equity incentive plan compensation
Name and principal position	Year	Salary (C$)	Share-based awards (C$)(1)(2)	Option- based awards (C$)(2)	Annual Incentive Plans(3) (C$)	Long-term incentive plans	All other compensation (including termination payments)(4)	Total compensation (C$)
Ross Clarkson, Chief Executive Officer (7)	2018	408,000	403,920	269,280	272,000	n/a	n/a	1,353,200
	2017	408,000	403,920	248,640	221,300	n/a	n/a	1,282,860
	2016	400,000	334,058	300,865	407,000	n/a	n/a	1,441,923
Randy Neely President (8)(9)	2018	355,000	319,500	213,000	247,000	n/a	60,383	1,194,883
Vice President Finance and Chief Financial Officer	2017	297,840	214,488	132,020	143,000	n/a	n/a	787,348
	2016	292,000	236,473	212,976	256,000	n/a	n/a	997,449
Eddie Ok Vice-President, Finance, Chief Financial Officer (8)(10)	2018	250,000	180,000	120,000	144,000	n/a	n/a	694,000

Lloyd Herrick, Vice-President and Chief Operating Officer	2018	355,980	320,382	213,588	221,000	n/a	51,162	1,162,162
	2017	355,980	320,382	197,190	182,200	n/a	n/a	1,055,754
	2016	349,000	264,969	238,642	331,000	n/a	n/a	1,183,611
Brett Norris, Vice-President Exploration (11)	2018	267,240	144,310	96,203	—	n/a	764,787	507,756
	2017	267,240	144,288	88,820	106,900	n/a	n/a	607,248
	2016	262,000	127,054	114,431	191,000	n/a	n/a	694,485
Notes:
(1) The following assumptions were used in determining the fair value of option-based awards and share-based awards:

	Granted in 2018	Granted in 2017	Granted in 2016
	Options	Options	Options
Weighted average fair value of options granted (C$)	$0.92	$0.70	$0.72
Risk-free interest rate	2.16%	0.74%	0.54%
Life expectancy in years	5	5	5
Expected volatility	53.35%	48.7%	49.8%
Dividend yield rate	0%	0%	0%
Early exercise factors year 1 - 5	25%	25%	25%
See "2018 PSU Grant", and "2018 Stock Option Grant" for details relating to the determination of fair value PSUs and Options granted.

The fair value of the grant of PSUs was determined based on the five day weighted average prior to grant date. This approach to valuing the PSUs granted is consistent with the manner in which PSU grants are valued for the Company's financial statements which is in compliance with IFRS.

(2)
Reflects the aggregate grant date fair value of PSUs awarded to the NEO under the Company's LTIP, which includes the annual grant along with awards granted in respect of dividend payments. The fair value of dividend reinvestments are calculated using the same input variables as described in footnote (1), adjusted to reflect the appropriate values at the date of grant of the dividend reinvestments. The following table summarizes the fair value of the annual grant and reinvested dividends for each NEO:

	2018	2017(5)(6)		2016(5)(6)
	Annual PSU Grant (C$)	Annual PSU Grant (C$)	Annual RSUs Grant (C$)	Annual PSU Grant (C$)
Ross Clarkson (7)	403,920	269,352	134,568	334,058
Randy Neely (8)(9)	319,500	142,992	71,496	236,473
Eddie Ok (10)	180,000	—	—	—
Lloyd Herrick	320,382	213,624	106,704	264,969
Brett Norris (11)	144,310	96,120	48,168	127,054

The actual amount of PSUs and RSUs to be received at maturity from reinvested dividends will be determined in the same manner as original awards, described herein on page 38.

(3)	Reflects the cash amounts awarded to the NEO under the Company's STIP. Amounts are presented in the year in which they became payable.

(4)
The value of perquisites received by each of the NEOs, including property or other personal benefits provided to the NEOs that are not generally available to all employees, were not in aggregate equal to or greater than C$50,000 or 10% of the NEO's total salary for the financial year. There were no pension contributions made to any of the NEOs in 2018.

(5)	No RSUs were granted to NEOs in 2018 or 2016.

(6)	No dividends were paid in 2017 or 2016.

(7)	Mr. Clarkson retired as Chief Executive Officer on December 31, 2018.

(8)	Randy Neely was promoted to the position of President of the Company on January 11, 2018.

(9)	Randy Neely was promoted to Chief Executive Officer on January 1, 2019.

(10)	Eddie Ok was promoted to Vice President and Chief Financial Officer on January 11, 2018.

(11)
Brett Norris ceased to be employed by the Company on January 4, 2019. As a result of his departure from the Company, Mr. Norris received a cash payment in the aggregate of $764,787.67 as consideration for his services to the Company. Mr. Norris is not entitled to receive any further cash payment from the Company.

Options Exercised During the Year Ended December 31, 2018
As at December 31, 2018 there were 4,875,382 Options outstanding under the Company's Option Plan representing approximately 7% of the outstanding Common Shares. In total, 2,164,553 Options were "in-the-money" at December 31, 2018 (1,212,153 Options granted May 17, 2016 and 952,400 Options granted May 18, 2017). Option grants in 2018 of 1,070,829 were approximately 1.5% of the outstanding Common Shares. In 2017 and 2016 Option grants were and 952,400 and 1,212,153 or approximately 1.3% and 1.6% of the outstanding Common Shares at December 31, 2017 and 2016 respectively.
No Options were exercised by NEOs during the year ended 2018. Mr. Norris exercised 286,702 Stock Options during the period January 4 and February 4, 2019 following his departure from the Company.

Employment Agreements

The Company entered into Executive Employment Agreements (each an "Employment Agreements" and together the "Employment Agreements") with all of the NEOs effective the dates noted below:

•	Randy Neely - January 1, 2019

•	Lloyd Herrick - April 28, 1999

•	Eddie Ok - January 11, 2018

•	Geoff Probert - March 18, 2019

These Employment Agreements cover the various aspects of their duties and cover subjects such as compensation components, termination of employment, non-solicitation, and confidentiality.

Termination Compensation
Each of the Employment Agreements may be terminated by the Executive Officer on two months' written notice.
If a NEO is terminated without cause the Company will pay them an amount equal to 24 months of their then current salary, an amount equal to 10% of the above amount in lieu of benefits, a pro-rata payout of outstanding PSUs at the deemed performance multiplier, and all unvested Options granted to the NEO that will vest in the two years after termination will immediately vest and will be exercisable for 30 days.
If there is a change of control (as defined in the applicable Employment Agreement) of the Company, Mr. Herrick within 90 days after that event, may elect to terminate the Employment Agreement and his employment, and the Company will pay to Mr. Herrick an amount equal to 24 months of his then current salary, an amount of 10% of the above amount in lieu of benefits, a pro-rata payout of outstanding PSUs at the deemed performance multiplier, two times the average of the two most recent annual bonuses paid to Mr. Herrick (if any), and all unvested Options granted to Mr. Herrick shall immediately vest and be exercisable for 30 days. On January 11, 2018, Messrs. Neely and Ok signed Employment Agreements and on March 11, 2019, Geoff Probert signed an Employment Agreement that each contain a double trigger provision for change of control and good reason provisions. If a NEO should die during the term of the Employment Agreement, the Company is required to pay his estate an amount equal to six months of his then current salary. The Employment Agreements also provide for the customary medical, dental and life insurance benefits and vacation entitlement. On December 31, 2018 Mr. Clarkson retired from TransGlobe and on January 4, 2019 Mr. Norris departed from the Company, as such the change of control contractual arrangements were no longer applicable to them.
If a NEO is terminated for just cause, the Company will only pay the NEO the pro-rata amount for services up to and including the termination date at the NEO's then current salary, plus any accrued and unused vacation pay and reimbursable expenses.
The Employment Agreements each contain an evergreen confidentiality provision, a one year non-competition provision and a six month non-solicitation provision.
Termination of employment provisions are in place for each NEO under their respective Employment Agreements.

		Termination
Name	Current Salary (per month)(C$)	Not for Cause assuming at December 31, 2018 (C$)	Change of Control assuming at December 31, 2018(1)(2)(C$)
Randy Neely(3)	$29,583	$1,094,799	$1,562,747
Lloyd Herrick	$29,665	$1,063,125	$1,578,241
Eddie Ok	$20,833	$608,654	$865,961
Notes:

(1)
In addition, in accordance with the Company's Option agreements, in the event of a change of control (as defined in the Option agreement), all of the NEO held Options may be exercised on or before the earlier of the expiration time of the Options and 4:00 p.m. (Calgary time) on that date which is 60 days after the date of notice to the Optionee of such change of control.

(2) In the event of a change of control, the Board will undertake to negotiate a rollover of PSUs and RSUs to like instruments of the acquirer. If that is not achievable the PSUs will vest in accordance with performance requirements (as applicable to PSUs) and be payable within 55 days of the change of control.

(3)
On January 11, 2019, Mr. Neely entered into a new Employment Agreement as President and Chief Executive Officer which includes a double trigger (Change of Control and Good Reason required) for a change of control payment.

Mr. Norris ceased to be employed by the Company on January 4, 2019. As a result of his departure from the Company, Mr. Norris received a cash payment in the aggregate of $727,047 comprised of: (i) a $440,946 payment representing severance and lost benefits; and (ii) a $286,101 payment representing a cash settled PSUs received on January 25, 2019. Mr. Norris is not entitled to receive any further cash payments from the Company.

Compensation Risk Management
The CHR&G Committee, with assistance from the Board monitors the risks associated with the Company’s compensation programs. The CHR&G Committee concluded that the Company’s compensation programs do not create an environment where Executive Officers or employees would be encouraged to take excessive risk that could have a material adverse impact on the Company.
The Board believes that, among other facts, the following elements of the compensation programs help to discourage inappropriate risk-taking. In addition to the following list, the CHR&G Committee conducts scenario testing and stress testing of compensation program elements to ensure proper alignment of incentive programs while continuing to allow for the use of informed judgment.

Risk Management Tool	Description
Independent Advisor	The Committee utilizes an Independent Advisor to provide guidance on current and best practices in compensation matters.
Balanced Compensation Mix	The compensation of the NEOs is targeted with a mix of both short and long term compensation with a significant proportion performance linked.
Capping STIP Payout	Cap (as a percent of base salary) the amount NEOs can receive under the STIP
STIP and LTIP Approach	Use of performance ranges for annual incentive and LTIP to ensure grants are effectively linked to actual performance and not unduly influenced by one-time events
Anti-Hedging & Anti-Monetization
The Board adopted a policy in 2014, applicable to Company insiders (including NEOs and Directors), that prohibits purchasing any financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the Executive Officer

Executive Share Ownership Requirements
Require Executives to meet a multiple of salary 3X for the President and Chief Executive Officer, 2X for the Chief Operating Officer, Executive Vice President and Chief Financial Officer and 1X for other executives

Compensation Approval Process	Require the Board to review and approve executive compensation recommendations
Succession Planning	The Committee pro-actively works with management to ensure there is adequate planning performed for succession.
Clawback
President and Chief Executive Officer and Chief Financial Officer are required to reimburse the Company for any bonus or other incentive-based or equity-based compensation and any profits realized on the sale of securities during 12-month period following an accounting restatement

The CHR&G Committee continues to monitor and review emerging market programs and practices related to risk management of compensation practices.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table presents information concerning securities authorized for issuance under the Company’s equity compensation plans as at December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders (1)	4,875,382	C$3.60	2,345,155
Equity compensation plans not approved by securityholders(2)	n/a	n/a	n/a
Total	4,875,382	C$3.60	2,345,155
Notes:
For the year ended December 31, 2018, the Company issued no Common Shares pursuant to the exercise of Options.
(1) Represents outstanding Options at December 31, 2018.
(2) The Company's DSUs, (which are issuable only to Directors and not employees or Executive Officers), RSUs and PSUs can only be settled in cash.

2019 Compensation Decisions Made

The CHR&G Committee continues to seek out opportunities to strengthen the Company's alignment with best practices in compensation and good governance. In 2019, the CHR&G Committee recommended and the Board approved that, apart from a base salary increase associated with Mr. Neely's promotion to Chief Executive Officer, Executive salaries would not be increased in 2019. The Board approved maintaining the LTIP construct comprised of 60% PSUs and 40% Options. The Board approved the use of two PSU performance measurement metrics including relative TSR with a 0 to 2 times payout based on peer group positioning and absolute TSR whereby payout to be capped at a multiplier of 0.75 should absolute TSR be negative over the performance period. The PSU Performance Peer group was amended to be comprised of internationally based companies.
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
As at the date hereof there is no indebtedness outstanding by Directors, Executive Officers or employees or former Directors, Executive Officers or employees of the Company to the Company or any of its subsidiaries.
Succession Planning
Annually, the CHR&G Committee undertakes a detailed review of the Company's leadership needs, risks, bench strength, diversity, development plans, performance and progress. Management ensures that selective external assessments are undertaken resulting in individual-specific development plans tailored to both short and long term organizational requirements. "Succession Plan and Leadership Development" is a standing agenda item in each CHR&G Committee meeting with progress reported to the Board.

In 2018 and into 2019, the Company is in a state of executive transition. Through a well planned standing succession process, the Company successfully transitioned Randy Neely into the role of President and Chief Executive Officer as Ross Clarkson retired. Mr. Edward Ok who joined the company in 2012 and held various senior finance positions within the Company, was promoted to Vice President Finance and Chief Financial Officer on January 11, 2018.

The Company initiated a search for a Chief Operating Officer to replace Lloyd Herrick, who had advised that he plans to retire in 2020. The Company engaged a recruitment agency to prepare a list of candidates with the requisite skills to serve as the Chief Operating Officer.  The Company is pleased that Geoff Probert commenced his employment as Chief Operating Officer on March 18, 2019. At that time Mr. Herrick will transition to Executive Vice President with a focus on corporate and business development initiatives.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Other than as contained herein, there were no material interests, direct or indirect, of Directors or Executive Officers of the Company, any shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding Common Shares, any other Informed Person (as defined in NI 51-102), any proposed Director of the Company or any known associate or affiliate of such persons, in any transaction since the commencement of the last completed financial year of the Company or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.
OTHER MATTERS COMING BEFORE THE MEETING
Management of the Company knows of no other matter to come before the Meeting other than as set forth above and in the Notice of Meeting. Should any other matters properly come before the Meeting, the Common Shares represented by the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the person voting by proxy.

ANNUAL INFORMATION FORM
A copy of the Company's Annual Information Form, filed with the securities commissions or regulatory authorities in each of the Provinces of Canada and the SEC, may be obtained without charge by writing to the Corporate Secretary of the Company at the address listed below, or from SEDAR, the Canadian electronic securities filing system, at www.sedar.com or EDGAR at www.sec.gov or RNS at https://www.londonstockexchange.com/exchange/news/market-news.

ADDITIONAL INFORMATION
Additional information respecting the Company is available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov or on the LSE at https://www.londonstockexchange.com/exchange/news/market-news. Financial information respecting the Company is provided in the Company's comparative annual consolidated financial statements and management's discussion and analysis for its most recently completed financial year. Securityholders can access this information on SEDAR at www.sedar.com, EDGAR at www.sec.gov, https://www.londonstockexchange.com/exchange/news/market-news or by request to the Corporate Secretary of the Company at the following address:
TransGlobe Energy Corporation
Suite 2300, 250-5th Street S.W.
Calgary, Alberta T2P 0R4
Phone: (403) 264-9888
Facsimile: (403) 770-8855

Schedule A

Charter of Board of Director Governance

Our Charter of Board of Director Governance outlines the specific roles and duties of the Company’s Directors.

GENERAL BOARD RESPONSIBILITIES

It is the responsibility of the Board of Directors to diligently oversee the direction and management of the Company while adhering to the highest ethical standards. Specific responsibilities are as follows:

Strategic Planning & Budgets

•	Meet in a strategy session to review and adopt the Company’s strategic business plan.

•	Review and adopt the Company’s corporate objectives, financial plans and budgets.

•	Review corporate performance against strategic plans, corporate objectives, financial plans and budgets.

Risk Management

•	Review semi-annually the risks identified by the Officers’ Risk Committee.

•	Identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks.

•	Ensure that the risks are appropriate, thoroughly understood and studied and are in line with achieving the corporate objectives.

Communication Review

•	Review annually, the Company’s Corporate Disclosure Policy and ensure that it is being followed.

Executive Personnel

•	Approve the hiring of Executive Officers.

•	Establish and review annually, job descriptions for Executive Officers.

•	Monitor and measure Executive Officers’ performances.

•	Ensure all Executive Officers have current employment, non-competition and confidentiality agreements.

•	Review major Company organizational and staffing issues.

•	Succession planning for the President & CEO and other key Officers.

Systems Integrity

•	Ensure that the Company maintains appropriate internal controls and management information systems.

•
Ensure that the Company, its Executives and employees conduct themselves in an ethical manner and in compliance with laws, regulations, audit and accounting principles and the Company’s own governing policies.

•	Ensure that the Board of Directors has free and full access to management regarding all matters of compliance and performance.

•
Ensure that Company has adopted a code of conduct for the company’s principal Executive Officer, senior financial officers and all employees. Review the Company Code of Conduct annually and approve amendments by a simple majority of the Board of Directors.

Material Transactions

•
Review and approve any material transactions outside of the corporate budget, including but not limited to long term contracts, licenses or obligations which will outlive an individual's relationship with the Company.

Whistleblower Mechanism

•
Adopt and review annually a mechanism through which employees and others can directly and anonymously contact the Board with concerns about conduct which the employee reasonably believes constitutes fraud or some other violation of law. The mechanism must include procedures for responding to, and keeping of records of, any such expressions of concern.

BOARD STRUCTURE AND FUNCTION

Composition of the Board of Directors

•	Ensure that the majority of Directors are "independent" as defined by the Company's governing regulatory bodies.

Annual Disclosure of Directors

•	Publicly disclose conclusions as to the independence of the Directors as defined by the Company's governing regulatory bodies.

Nominating and Assessing Directors

•	Nominate new board members as required and assess current Directors’ performances.

•	Review promptly the continued Board membership of any Director whose employment or professional status has materially changed.

Position of Chairman of the Board

•	Ensure the Chairman of the Board is an independent Director.

Board Evaluation

•	Review and assess its own performance in fulfilling its duties outlined in this charter and any other duties charged to the Board, including the performance of individual Directors.

Examination of Size of Board

•	Annually review the size of the Board and the impact of that size on the effectiveness of the Board.

•	Consider whether it is appropriate to reduce or increase the size of the Board.

Compensation of Directors

•	Annually review the adequacy and form of all compensation paid to Directors.

•	Consider that compensation should reflect responsibilities and risk.

Composition of Board Committees

•	Consider that Board committees should generally consist of independent Directors.

•	Ensure that the Directors on all committees, except for the Officer’s Risk Management and the Disclosure and Compliance committees are independent and unrelated Directors.

•	Review the independence of all Directors with respect to various regulatory requirements and ability to serve on any committee.

Audit Committee

•
Assign general responsibility to the Audit Committee to oversee (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, and (3) the appointment, compensation, independence and performance of the Company’s auditors.

•	Ensure that all committee members are independent.

•	Review the Audit Committee Charter annually and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•	Nominate a financial expert (as defined by the SEC) to the Board of Directors and appoint to the Audit Committee.

•	Review and consider a presentation by the Officers’ Risk Committee twice per annum.

Reserves, Health, Safety, Environment and Social Responsibility Committee

•
Assign general responsibility to the Reserves, Health, Safety, Environment and Social Responsibility Committee to oversee (1) the integrity of the oil and gas reserves of the Company, (2) compliance by the Company with legal and regulatory requirements related to reserves, and (3) qualifications, independence and performance of the Company’s independent Reserves evaluators, and performance of the Company’s procedures for providing information to the independent Reserves evaluator.

•
Assign general responsibility to the Health Safety Environment Social Responsibility Committee to oversee the development and implementation of an effective HSES management system to ensure that the Company’s activities are planned and executed in a safe and responsible manner.

•	Engage or authorize investigations into any matters within the scope of its responsibilities.

•	Review the Reserves, Health, Safety, Environment and Social Responsibility Charter annually and when necessary, suggest changes to its Charter, to be ratified by the entire Board.

Compensation, Human Resources and Governance Committee

•
Assign general responsibility for senior executive compensation to the Compensation, Human Resources and Governance Committee, including a review of compensation and performance in relation to corporate objectives.

•	Engage as considered necessary a third party compensation consultant to assist in the review of executive and board compensation.

•	Produce or approve annually a report on executive compensation for inclusion in Company’s annual management information circular.

•	Review the Compensation, Human Resources and Governance Committee Charter annually and, when necessary, suggest changes to its Charter, to be endorsed by the entire Board.

•	Review annually the Company's long term incentive plans and the incentive Option Plan.

•	Assign general responsibility for governance to the Compensation Human Resources and Governance Committee.

•	Identify new individuals qualified to become Board of Directors members.

•	Provide a list of Board of Directors nominees for each annual meeting.

•	Ensure that the Board of Directors Committees adhere to their respective charters.

•	Reviewing on an annual basis the corporate governance policies and procedures of the Company.

•	Ensure appropriate orientation for new Directors.

Officers’ Risk Committee

•	Semi-annually conduct and review an assessment of the risks affecting the Company ("Corporate Risk Profile").

•	Review annually the charter of the Officers’ Risk Committee and when necessary, suggest changes to its Charter, to be ratified by the entire Board.

•
Assign general responsibility to the Officers’ Risk Committee to monitor and manage business risk including (a) annually coordinating the development of an assessment of the risks affecting the company (b) annually overseeing a review and evaluation of the Corporate Risk Profile, (c) develop action plans to address critical risks as needed, (d) monitor emerging risks to the Company and (e) communicate material findings, recommendations and any related action plans to the Audit Committee and Board of Directors as appropriate.

Disclosure and AIM Compliance Committee

•
Assign general responsibility to the Disclosure and Compliance Committee to monitor and ensure that i) all Directors, management and employees of the Company are at all times fully aware of their obligations under the AIM Rules for Companies and AIM Note for Mining, Oil and Gas Companies, the EU Market Abuse Regulation as well as the disclosure rules and regulations of the Toronto Stock Exchange and the disclosure rules and regulations of the NASDAQ, ii) achieve the objective of ensuring that communications and disclosure to the public about the Company are informative, timely, factual, balanced and accurate and are broadly disseminated in accordance with all applicable legal and regulatory requirements; (iii) ensure that the Directors, management and employees of the Company are at all times fully aware of the Company's approach to disclosure; and (iv) monitor compliance with the Company's Disclosure Policy, Share Dealing and Insider Trading Policy and AIM Compliance Code (collectively, the "Policies").

•	The chairman of the Committee will report formally to the Board on its proceedings at least twice annually on all matters within its duties and responsibilities.

Outside Advisors for Directors

•	Ensure that individual Directors are permitted to engage outside advisors at the Company’s expense.

General

•	Perform such other functions as prescribed by law and in the Company’s By-laws.

Amendments to Charter of Director Governance and Expectations

•	Annually review this Charter and propose amendments to be ratified by a simple majority of the Board of Directors.

Schedule B
Performance Share Unit Plan
On May 20, 2014, the Board adopted a PSU Plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of PSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three year period.
The PSU Plan is administered by the CHR&G Committee. All employees of the Company and its related entities are eligible to participate in the PSU Plan ("PSU Participants"). The number of PSUs to be credited to a PSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the PSU Participant's compensation to be paid as PSUs by (b) the five day weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

In the event of a Change of Control (as defined in the PSU Plan), the Board will undertake to negotiate with an acquirer a "rollover" of unvested PSUs into securities of like-securities of the acquirer on the principle that the vesting, performance conditions, and economic value of the replacement units will be the same as the existing units under the TransGlobe plan. On a Change of Control where TransGlobe remains a publicly traded issuer, the unvested PSUs will continue to vest in accordance with the terms and conditions of the PSU Plan. PSUs granted under the PSU Plan are non-transferable and non-assignable. The CHR&G Committee may amend, suspend or terminate the PSU Plan without notice or shareholder approval, subject to applicable law and provisions of the PSU Plan.
If a PSU Participant's employment or service as an employee of the Company or related entity is terminated for cause or the PSU Participant resigns, then any PSUs credited to the PSU Participant under the PSU Plan which have not vested on or before the separation date (as defined in the PSU Plan) for the PSU Participant are forfeited and cancelled effective on the separation date and will terminate without payment.
The payment amount in respect of the PSU Participant's vested PSUs shall be paid by the earlier of (i) the sixtieth (60th) day after the separation date, and (ii) the final payment date (as defined in the PSU Plan). In the event a PSU Participant takes a leave of absence, other than an approved leave of absence, all PSUs granted to the PSU Participant that have not then vested shall terminate and be null and void, subject to the Board's sole and absolute discretion to determine otherwise and applicable law.
In the event of the approved retirement (as defined in the PSU Plan) of any PSU Participant who is not a U.S. Taxpayer, at the sole discretion of the Compensation and Human Resources Committee: (i) the PSU Participant shall continue to be a PSU Participant; or (ii) any PSUs granted to the PSU Participant under the PSU Plan which, as of the date of their approved retirement have not yet vested, shall remain outstanding and be performance measured and paid in accordance with the PSU Plan. Upon the approved retirement of any PSU Participant that is a U.S. Taxpayer any PSUs credited to the PSU Participant which have not become payable on or before the separation date for the PSU Participant are forfeited and cancelled effective on the separation date and shall terminate without payment.
Upon the death of a Participant, all PSUs granted to the PSU Participant under the PSU Plan which, as of the date of the death of the PSU Participant, have not vested shall immediately vest and, for such purpose, the vesting percentage will be calculated based on the most recently completed fiscal quarters or years since the award date. The valuation date will be the last day of the most recently completed fiscal quarter of the Company and payment shall be made on the earlier of (i) the sixtieth (60th) day after the death of the PSU Participant, and (ii) the final payment date (as defined under the PSU Plan).

Schedule C
Restricted Share Unit Plan
On May 20, 2014, the Board adopted a RSU Plan in order to enhance the link between compensation and long-term shareholder value creation. Under this plan design, the interests of the NEOs are aligned with the interests of shareholders by tying the vesting of RSUs to relative TSR, which measures the appreciation of the Common Shares as well as dividends paid over a three year period.
The RSU Plan is administered by the CHR&G Committee. All employees of the Company and its related entities are eligible to participate in the RSU Plan ("RSU Participants"). The number of RSUs to be credited to a RSU Participant's account is determined by dividing: (a) the dollar amount of the portion of the RSU Participant's compensation to be paid as RSUs by (b) the five-day weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) immediately preceding the award date.

In the event of a Change of Control (as defined in the RSU Plan), the Board will undertake to negotiate with an acquirer a "rollover" of unvested RSUs into securities of like-securities of the acquirer on the principle that the vesting, performance conditions, and economic value of the replacement units will be the same as the existing units under the TransGlobe RSU plan. On a Change of Control where TransGlobe remains a publicly traded issuer, the unvested RSUs will continue to vest in accordance with the terms and conditions of the RSU Plan. RSUs granted under the RSU Plan are non-transferable and non-assignable. The CHR&G Committee may amend, suspend or terminate the RSU Plan without notice or shareholder approval, subject to applicable law and provisions of the RSU Plan.
If a RSU Participant's employment or service as an employee of the Company or related entity is terminated for cause or the RSU Participant resigns, then any RSUs credited to the RSU Participant under the RSU Plan which have not vested on or before the separation date (as defined in the RSU Plan) for the RSU Participant are forfeited and cancelled effective on the separation date and will terminate without payment.
The payment amount in respect of the RSU Participant's vested RSUs shall be paid by the earlier of (i) the sixtieth (60th) day after the separation date, and (ii) the final payment date (as defined in the RSU Plan). In the event a RSU Participant takes a leave of absence, other than an approved leave of absence, all RSUs granted to the RSU Participant that have not then vested shall terminate and be null and void, subject to the Board's sole and absolute discretion to determine otherwise and applicable law.
In the event of the approved retirement (as defined in the RSU Plan) of any RSU Participant who is not a U.S. Taxpayer, at the sole discretion of the Compensation and Human Resources Committee: (i) the RSU Participant shall continue to be a RSU Participant; or (ii) any RSUs granted to the RSU Participant under the RSU Plan which, as of the date of their approved retirement have not yet vested, shall remain outstanding and be performance measured and paid in accordance with the RSU Plan. Upon the approved retirement of any RSU Participant that is a U.S. Taxpayer any RSUs credited to the RSU Participant which have not become payable on or before the separation date for the RSU Participant are forfeited and cancelled effective on the separation date and shall terminate without payment.
Upon the death of a Participant, all RSUs granted to the RSU Participant under the RSU Plan which, as of the date of the death of the RSU Participant, have not vested shall immediately vest and the Distribution Date in respect the deceased RSUs shall be prior to the Final Payment Date.

Schedule D
Option Plan
Eligibility
The Company has an Option Plan that permits the granting of Options to purchase Common Shares to all Officers and other employees, ("Participants") of the Company or a Related Entity (as defined in the Option Plan) of the Company. The Option Plan is intended to afford Officers and other employees of TransGlobe an opportunity to acquire Common Shares of the Company in order to enable them to participate in the long-term success of the Company and to promote greater alignment of their interests with the interests of the Company's shareholders. The Option Plan is administered by the Board of Directors of the Company.
Limits
The Option Plan limits the number of Common Shares that may be issued pursuant to the exercise of Options awarded under such plan. Those limitations are as follows:

•
The number of Common Shares that may be issued pursuant to the exercise of Options awarded under the Option Plan and all other security based compensation arrangements of the Company is 10% of the Common Shares outstanding from time to time.

•
The number of Common Shares reserved for issuance to any one individual under the Option Plan, together with all other security based compensation arrangements of the Company, shall not exceed 5% of the outstanding Common Shares.

•
The number of Common Shares reserved for issuance to insiders, at any time, under all security based compensation arrangements of the Company, shall not exceed 10% of the outstanding Common Shares, and the number of Common Shares issued to insiders, within any one year period, under all security based compensation arrangements of the Company, shall not exceed 10% of the outstanding Common Shares.

•
Lastly, the number of Common Shares reserved for issuance to any one Insider under the Option Plan, and all other security based compensation arrangements of the Company, shall not exceed 5% of the outstanding Common Shares.

The Company has no security based compensation arrangements in effect as at the date of this Information Circular. See "Compensation and Discuss Analysis - Securities Authorized for Issuance under Equity Compensation Plans".
In determining the number of Common Shares issued within one (1) year, the number of Common Shares is determined on the basis of the number of Common Shares that are outstanding immediately prior to the Common Share issuance, excluding Common Shares issued pursuant to the Company's security based compensation arrangements, over the preceding one (1) year period.
Exercise price
The price per share at which Common Shares may be purchased under an Option (the "Option Price"), is fixed by the Board of Directors at the time a grant of an Option is approved by the Board of Directors and shall be not less than the five day volume weighted average trading price of the Common Shares on the TSX (or such stock exchange on which the Common Shares may be listed) (the "Fair Market Value") as of the date determined by the Board of Directors, or if no such determination has been made, then as of the effective date of a grant of an Option.
The Option Price, and number of Common Shares issuable under awarded Options, are subject to customary adjustments determined by the Board of Directors, and, if applicable, subject to TSX approval, in the case of dilutive events related to subdivisions, consolidations, stock dividends, capital reorganizations, reclassifications, exchanges, or other changes with respect to the Common Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to Shareholders.
Vesting
The vesting of Options granted under the Option Plan is determined by the Board of Directors of Directors at the time of grant, in its sole discretion. To the extent awarded Options are determined to vest on the basis of time, then no such Options shall vest prior to the first anniversary of the date of grant except as otherwise provided by the Option Plan.
The Option Plan provides that the vesting of Options will accelerate in the case of a Change of Control (as defined in the Option Plan) provided certain terminating events, or double triggers, occur.
Termination by the Company
In the event that the employment of the Participant as an employee of the Company or of a Related Entity (as defined in the Option Plan) is terminated by the Company or the Related Entity in circumstances where such termination occurs: (i) subsequent to a Change of Control and during the Change of Control Period (as defined in the Option Plan); or (ii) after the Company has a signed written agreement for a transaction which, if completed, would result in a Change of Control and prior to the date on which a Change of Control for such transaction occurs; and (iii) such termination was for any reason whatsoever other than death or termination for Cause, then, the unvested Options held by a Participant shall immediately vest and may be exercised at any time within 30 days of the date the Participant's employment was terminated by the Company or the Related Entity.
Resignation for Good Reason
In the event that the employment of the Participant as an employee of the Company or of a Related Entity is terminated by the Participant for Good Reason (as defined in the Option Plan) where such termination occurs subsequent to a Change of Control and during the Change of Control Period, then, the Options held by a Participant shall immediately vest and may be exercised at any time within 30 days of the date the Participant ceased to be an employee.
Except in the limited circumstances described below, the Board of Directors has no authority to accelerate the vesting of Options under the Option Plan. The Board of Directors may, in connection with a Change of Control accelerate the vesting of any or all outstanding Options to provide that such outstanding Options shall be fully vested upon (or immediately prior to) the completion of the transaction resulting in the Change of Control if: (i) the required steps, as determined by the Board of Directors in its discretion, are not being taken in connection with such Change of Control to cause the conversion or exchange or replacement of any outstanding Options into or for rights or other securities of substantially equivalent value (or greater value), as determined by the Board of Directors in its discretion, in any entity participating in or resulting from a Change of Control; or (ii) the Company has entered into an agreement relating to a transaction which, if completed, would result in a Change of Control and the counterparty or counterparties to such agreement require that all outstanding Options will be either (a) exercised immediately before the effective time of such transaction, or (b) terminated on or after the effective time of such transaction.
Term
The maximum term of an Option is five years from the date of grant of the Option or such shorter period of time as the Board of Directors may determine and specify in connection with the grant of the Option. If the expiry date of any Option falls within any Blackout Period (as defined in the Option Plan), then the expiry date of such options shall be extended to the tenth (10th) Business Day (any day other than a Saturday or Sunday on which the TSX is open for trading) following the date that any Blackout Period ends.
Termination
General: Termination and Resignation
Except as described below, if a Participant's employment with the Company or the Related Entity is terminated, or the Participant resigns from employment with the Company or a Related Entity, then any Options granted to the Participant under the Plan which:

•	have not yet vested or been deemed to be vested on or before the Separation Date for the Participant are forfeited and cancelled effective on the date the Participant ceased to be an employee; and

•
have vested or been deemed to be vested on or before the date the Participant ceased to be an employee for the Participant shall continue to be exercisable at any time within thirty (30) days of such termination or resignation.

Termination for Cause
If a Participant's employment with the Company or the Related Entity is terminated for Cause, then any Options granted to the Participant under the Option Plan (whether vested or not) shall be forfeited and cancelled effective on the date the Participant ceased to be an employee and shall terminate without payment and shall be of no further force or effect from and after such date.
Leave of Absence
In the event a Participant takes a leave of absence other than an Approved Leave of Absence (as defined in the Option Plan): (i) all Options granted to the Participant under the Plan that have not then vested shall terminate and be null and void as of the first day of the Participant's leave of absence, subject to applicable law and the Board of Directors' sole and absolute discretion to determine otherwise; and (ii) all Options granted to the Participant under the Plan that have then vested shall terminate and be null and void as of the 30th day following the Participant's first day of their leave of absence.
Approved Leave of Absence
In the event a Participant takes an Approved Leave of Absence (as defined in the Option Plan) (other than an Approved Leave of Absence caused by Long-Term Disability), then the Options granted to such Participant will continue to vest and be exercisable as they would have if the Participant was not on an Approved Leave of Absence.
Approved Retirement and Long-Term Disability
Upon the Approved Retirement (as defined in the Option Plan) or commencement of an Approved Leave of Absence caused by Long-Term Disability (as defined in the Option Plan) of any Participant, all Options held by such Participant shall continue to vest and be exercisable by the Participant until the expiry of the Options, following which time such Options shall terminate.
Death
Subject to any express resolution passed by the Board of Directors, upon the death of a Participant, any Options granted to the Participant under the Plan which as of the date of the death of a Participant had vested shall continue to be exercisable by the legal representative of the Participant until the earlier of (i) the date that is six (6) months following the death of the Participant, and (ii) the expiration date of such Options, following which time such Options shall terminate.
Assignment
Except by operation of law (including normal estate settlement purposes), Options are non-transferable and non-assignable by the holders.
Amendments
Without the prior approval of the shareholders, as may be required by the TSX, the Board of Directors may not: (i) make any amendment to the Option Plan to increase the percentage of Common Shares issuable on exercise of outstanding Options as set out above; (ii) reduce the exercise price of any outstanding Options or cancel and simultaneously therewith or within six months thereafter reissue Options or other entitlements in replacement of such cancelled options; (iii) except in the case of Blackout Periods, extend the term of any outstanding Option beyond the original expiry date of such Option; (iv) make amendments to eligible Participants that may permit the introduction or reintroduction of non-employee directors of the Board of Directors on a discretionary basis; (v) make any amendments to increase the maximum limit on the number of Common Shares that may be reserved for issuance and are issued to insiders to greater than the designated thresholds set above within the designated time periods set above; (vi) make any amendment to the Option Plan that would permit a Participant to transfer or assign Options to a new beneficial Participant other than for normal estate settlement purposes; or (vii) make any amendment to the provisions of the Option Plan relating to amendments described above.

No financial assistance; Cashless Exercise
Except as described below, the Option Plan does not authorize the Company to provide Participants with any financial assistance in connection with the exercise of Options. Where a Participant proposes to purchase Common Shares pursuant to Options granted under the Option Plan, the Participant or, if applicable, the Participant's legal personal representative, may instead notify the Company in writing that the Participant or, if applicable, the Participant's legal personal representative, elects to dispose of some or all of the Options to the Company (the "Cancelled Options"), in which event the Company shall pay to the Participant or, if applicable, the Participant's legal personal representative, in respect of the Cancelled Options compensation equal to the difference between the Fair Market Value of the Common Shares on the date on which such election is received by the Company and the applicable Option Price. Upon such payment being made, all such Options shall be cancelled. The Board of Directors may decline to permit the acquisition of such Options.
Unallocated Options
The policies of the TSX require that the unallocated Options under the Option Plan be approved every three years by the Shareholders of TransGlobe. The unallocated Options under the Option Plan were last approved by the Shareholders at the Company's annual and special meeting held on May 12, 2016.